                                                                    EXHIBIT 10.1


         __________________________________________________________

                           ASSET PURCHASE AGREEMENT


                                    Between

                     BSL, INC., a Mississippi corporation,

                                      and

                  CASINO MAGIC CORP., a Minnesota corporation

                         Dated as of December 9, 1999

         __________________________________________________________

     This ASSET PURCHASE AGREEMENT (together with the exhibits and schedules hereto, the "Agreement") is entered into as of December 9, 1999 by and between BSL, INC., a Mississippi corporation ("Buyer"), and CASINO MAGIC CORP., a Minnesota corporation ("Seller") with reference to the following facts:

                                   RECITALS

     A. Seller, a wholly-owned subsidiary of Hollywood Park, Inc. ("HPI"), is the owner (through one or more subsidiaries, including the Company) of certain assets more particularly described in this Agreement, including both real and personal property, tangible and intangible, used by it in the operation of the Casino Magic-Bay St. Louis Casino in Bay St. Louis, Mississippi (the "Business").

     B. Buyer is a wholly-owned subsidiary of Penn National Gaming, Inc., a Pennsylvania corporation ("PNG").

     C. Seller desires to sell, and Buyer desires to purchase those assets, as more particularly described in this Agreement and assume certain of the liabilities as more particularly described in this Agreement, on the terms and conditions set forth herein.

     D. Concurrently with the execution and delivery of this Agreement, HPI and PNG have executed and delivered the HPI Guaranty and the PNG Guaranty (as such terms are defined below), respectively.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties agree as follows:

1.   DEFINITIONS.  The following terms shall have the following meanings when
     -----------
used in this Agreement:

     "Accounts Receivable" shall have the meaning set forth in Section 2.1.4.

     "Affiliate" shall have the meaning defined in Rule 12b-2 of Securities Exchange Act of 1934, as amended.

     "Asset Loss" shall have the meaning set forth in Section 12.14.

     "Assigned Contracts" shall have the meaning set forth in Section 2.1.8.

     "Assignment of Leases" shall have the meaning set forth in Section 3.5.

     "Assumed Liabilities" shall have the meaning set forth in Section 3.3.3.

     "Bank of America Loan Agreement" shall have the meaning set forth in
Section 4.3.

     "Bill of Sale and Assignment and Assumption Agreement" shall mean a Bill of Sale and Assignment and Assumption Agreement substantially in the form of Exhibit A
---------
hereto, pursuant to which Buyer shall assume and agree to pay, perform and discharge when due the Assumed Liabilities.

     "Budget" shall have the meaning set forth in Section 6.1.11.

     "Business" shall have the meaning set forth in the recitals.

     "Business Intellectual Property" shall have the meaning set forth in
Section 4.12.

     "Caribbean Stud Liability" shall have the meaning set forth in Section
3.3.3.

     "Cash Portion of the Purchase Price" shall have the meaning set forth in
Section 3.3.1.

     "Closing" and "Closing Date" shall have the respective meanings set forth in Section 3.1.

     "Closing Balance Sheet" shall have the meaning set forth in Section
3.3.2.3.

     "Commission" shall mean the Securities and Exchange Commission.

     "Company" shall mean collectively (i) the subsidiary of Seller which currently owns most of the Purchased Assets and operates the Business and (ii) Casino Advertising, Inc. and Bay St. Louis Corp., which own the remaining Purchased Assets.

     "Company Level Financial Statements" shall mean the unaudited financial statements of the Company consisting of summary balance sheets as of September 30, 1999 and December 31, 1998 and summary income statements showing actual results for the nine month periods ended September 30, 1999 and September 30, 1998 and the unaudited financial statements of Casino Advertising, Inc. and Bay St. Louis Casino Corp. consisting of consolidating balance sheets as of September 30, 1999 and a consolidating income statement for Casino Advertising, Inc. for the nine months ended September 30, 1999, attached hereto as Exhibit B.
                                                                      ---------

     "Computer System" shall have the meaning set forth in Section 7.10.

     "Contract" shall mean any contract, agreement, license, sales order, purchase order or other legally binding commitment, whether written or oral, by which Company or any of the Purchased Assets are bound, or to which Seller is a party or by which it is bound in either case relating primarily to the operation of the Business.

     "Cut-Over Period" shall have the meaning set forth in Section 7.10.

     "Deposit" shall have the meaning set forth in Section 7.1.

     "Disclosure Schedule" means the schedules delivered to Buyer by or on behalf of the Seller, containing all lists, descriptions, exceptions and other information and materials as included therein in connection with the representations and warranties made by Seller in this Agreement.

     "Employee Benefit Plan" shall have the meaning set forth in Section 4.28.

     "Employees" shall have the meaning set forth in Section 4.27.

     "Environmental Claim" shall mean any action, administrative action, arbitration, complaint, demand or proceeding made or commenced by any Governmental Authority or third party alleging liability under or pursuant to Environmental Laws.

     "Environmental Laws" shall mean all laws, statutes, regulations, rules, ordinances, by-laws, orders or determinations of any governmental or judicial authority at the federal, state or local level, in effect as of the date of this Agreement, which regulate or relate to the protection or clean-up of the environment, the use, treatment, storage, transportation, generation, manufacture, processing, distribution, handling or disposal of, or emission, discharge or other release or threatened release of hazardous substances or otherwise dangerous substances, wastes, pollution or materials (whether gas, liquid or solid), the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources, or the health and safety of persons or property, including, without limitation, protection of the health and safety of employees, other than laws, statutes, regulations, rules, ordinances, by-laws, orders or determinations pertaining to land use planning, zoning matters, and development entitlements.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA Affiliate" shall have the meaning set forth in Section 4.28.

     "Escrow" shall have the meaning set forth in Section 3.6.

     "Escrow Agreement" shall have the meaning set forth in Section 3.6.

     "Escrow Holder" shall have the meaning set forth in Section 3.6.

     "Excluded Assets" shall have the meaning set forth in Section 2.2.

     "Excluded Liabilities" shall have the meaning set forth in Section 3.4.

     "Existing Liens" shall have the meaning set forth in Section 4.20.

     "Final Month End" shall have the meaning set forth in Section 6.1.11.

     "Gift Certificate Liability" shall have the meaning set forth in Section 3.3.3.

     "Governmental Approval" shall mean any Consent of, with or to any Governmental Authority.

     "Governmental Authority" shall mean any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including without limitation, any government authority, agency, department, board, commission or

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instrumentality of the United States, any State of the United States or any
political subdivision thereof, including without limitation, the Mississippi Gaming Commission.

     "Hazardous Substances" means any toxic, carcinogenic or hazardous gaseous, liquid or solid material or waste that may or could pose a hazard to the environment or human health or safety including (a) any "hazardous substances" as defined by the federal Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. (S)(S) 9601 et seq., (b) any "extremely hazardous
                                     -- ---
substance," "hazardous chemical," or "toxic chemical" as those terms are defined by the federal Emergency Planning and Community Right-to-Know Act, 42 U.S.C.
(S)(S) 11001 et seq., (c) any "hazardous waste," as defined under the federal
             -- ---
Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. (S)(S) 6901 et seq., (d) any "pollutant," as defined under the
                           -- ---
federal Water Pollution Control Act, 33 U.S.C. (S)(S) 1251 et seq., as any of
                                                           -- ---
such laws in clauses (a) through (d) as amended, and (e) any regulated substance or waste under any Laws or court orders that have been enacted, promulgated or issued by any federal, state or local governmental authorities concerning protection of the environment.

     "Hired Employees" shall have the meaning set forth in Section 3.3.3.

     "HPI" shall mean Hollywood Park, Inc., a Delaware corporation.

     "HPI Guaranty" shall mean a guaranty by HPI of Seller's obligations under this Agreement pursuant to a Guaranty dated as of the date hereof.

     "HPI SEC Reports" shall have the meaning set forth in Section 4.6.

     "HSR Act" shall have the meaning set forth in Section 4.4.

     "Indemnified Party" shall mean, with respect to any Losses, the party seeking indemnity hereunder.

     "Indemnifying Party" shall mean, with respect to any Losses, the party from whom indemnity is being sought hereunder.

     "Intellectual Property" shall have the meaning set forth in Section 2.2.12.

     "Internal Revenue Code" shall have the meaning set forth in Section 4.17.

     "Inventory" shall have the meaning set forth in Section 2.1.5.

     "Key Management Employees" shall have the meaning set forth in Section 7.4.

     "Law" means any statute, law, ordinance, regulation, order or rule of any Federal, state, local, foreign or other governmental agency or body or of any other type of regulatory body, including those covering environmental, energy, safety, health, transportation, bribery, recordkeeping, zoning, antidiscrimination, antitrust, wage and hour, and price and wage control matters.

     "Leased Real Property" shall have the meaning set forth in Section 2.1.1.

     "Leases" shall have the meaning set forth in Section 2.1.1.

     "Liability" shall mean any direct or indirect liability, indebtedness, obligation, expense, claim, loss, damage, deficiency, guaranty or endorsement of or by any Person, absolute or contingent, accrued or unaccrued, due or to become due, liquidated or unliquidated.

     "Lien" shall mean any lien, mortgage, pledge, hypothecation, security interest, or encumbrance of any nature whatsoever.

     "License Agreement" shall mean an agreement pursuant to which Seller shall license to Buyer certain of the Company trademarks, trade names, logos and marks and provides Buyer with an option to purchase such trademarks, trade names, logos and marks for one dollar ($1.00) in the event Seller abandons them in substantially the form of Exhibit C hereto.
                          ---------

     "Licensed Persons" shall have the meaning set forth in Section 7.3.

     "Liquidated Damages" shall have the meaning set forth in Section 7.1.2.

     "Losses" shall mean any and all costs and expenses (including, but not limited to, reasonable professionals' fees), damages, actions, suits, proceedings, claims, demands, assessments, judgments and losses actually incurred by the Indemnified Party, net of any insurance proceeds, in either case to which the Indemnified Party is entitled by virtue of such costs, expenses, actions, suits, proceedings, claims, demands, assessments, judgments, damages and losses.

     "Material Adverse Effect" shall mean a material adverse effect on the financial condition, business or properties or assets of the Business or on the Purchased Assets in each case taken as a whole.

     "Mississippi Gaming Laws" shall have the meaning set forth in Section 4.4.

     "Notes Payable and Long-Term Debt" shall have the meaning set forth in
Section 3.3.3.

     "Occupancy Agreements" shall have the meaning set forth in Section 4.16.

     "Other Asset Purchase Agreement" shall have the meaning set forth in
Section 3.1.

     "Outside Date" shall have the meaning set forth in Section 3.1.

     "Owned Real Property" shall have the meaning set forth in Section 2.1.1.

     "Permitted Liens" shall have the meaning set forth in Section 7.2(b).

     "Person" shall mean any natural person, firm, partnership, association, corporation, company, trust, business trust, or other entity.

     "PNG Guaranty" shall mean a guaranty by PNG of Buyer's obligations under this Agreement pursuant to a Guaranty dated as of the date hereof.

     [Definition Intentionally Omitted.]

     "Preliminary Title Report" shall have the meaning set forth in Section 7.2.

     "Prepaid Items and Deposits" shall have the meaning set forth in Section 2.1.6.

     "Purchased Assets" shall have the meaning set forth in Section 2.1.

     "Purchase Price" shall have the meaning set forth in Section 3.3.1.

     "Real Property" shall have the meaning set forth in Section 2.1.

     "Registration Statement" shall have the meaning set forth in Section 7.9.

     "Release" means any release, spill, emission, leaching, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

     "Remainder Parcels" shall have the meaning set forth in Section 2.2.8.

     "Replacement Cost" shall have the meaning set forth in Section 12.14.

     "Representatives" shall have the meaning set forth in Section 6.3.

     [Definition Intentionally Omitted.]

     "September 30, 1999 Company Balance Sheet" shall mean the unaudited summary balance sheet of the Company as of September 30, 1999 and the unaudited consolidating balance sheets of Casino Advertising, Inc. and Bay St. Louis Casino Corp. as of September 30, 1999 included as part of the Company Level Financial Statements.

     "September 30, 1999 Company Income Statement" shall mean the unaudited summary income statement of the Company for the nine months ended September 30, 1999 and the unaudited consolidating income statement of Casino Advertising, Inc. for the nine months ended September 30, 1999, included as part of the Company Level Financial Statements.

     [Definition Intentionally Omitted.]

     "Specified Conditions" shall have the meaning set forth in Section 8.1.6.

     "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     "Taxes" means all taxes, duties, charges, fees, levies or other assessments imposed by any taxing authority including income, gross receipts, value-added, excise, withholding,

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personal property, real estate, sale, use, ad valorem, license, lease, service, severance, stamp, transfer, payroll, employment, customs, duties, alternative, add-on minimum, estimated and franchise taxes (including any interest, penalties or additions attributable to or imposed on or with respect to any such assessment).

     "Tip Pool Liability" shall have the meaning set forth in Section 3.3.3.

     "Title Company" shall have the meaning set forth in Section 7.2.

     "Title Policy" shall have the meaning set forth in Section 8.1.1.

     "Transactions" shall mean the transactions contemplated by the Transaction Documents.

     "Transaction Documents" shall mean this Agreement, the Bill of Sale and Assignment and Assumption Agreement, the License Agreement, Warranty Deed, HPI Guaranty, the PNG Guaranty and such other documents as the parties shall mutually agree are necessary to complete the Transactions.

     "Unredeemed Chip Liability" shall have the meaning set forth in Section 3.3.3.

     "Unredeemed Fun Center Premiums" shall have the meaning set forth in
Section 3.3.3.

     "Warranty Deed" shall have the meaning set forth in Section 3.5.

2.   TRANSFER OF PURCHASED ASSETS.
     ----------------------------

     2.1.  Transfer of Purchased Assets.  Subject to the terms and conditions of
           ----------------------------
this Agreement, on the Closing Date, Seller will sell, convey, transfer, assign and deliver to Buyer, and Buyer will purchase from Seller, all right, title and interest of the Seller in and to the properties, assets and rights of every nature, kind and description, tangible and intangible (including goodwill), whether real, personal or mixed, wherever situated, whether accrued, contingent or otherwise and whether now existing or hereinafter acquired (other than the Excluded Assets) primarily related to or used primarily in connection with the Business as the same may exist on the Closing Date (the "Purchased Assets"), including without limitation all those items in the following categories that conform to the definition of the term "Purchased Assets":

           2.1.1.  Real Property.
                   -------------

                   (a) That certain real property owned by the Company in the City of Bay St. Louis, County of Hancock, State of Mississippi, described on Schedule 2.1.1.(a), including the land, improvements
                        ------------------
           thereon and all rights, privileges and easements which are appurtenant to such real property (the "Owned Real Property").

                   (b) All of the Company's leasehold interests in those certain leases ("Leases") described on Schedule 2.1.1(b) (the "Leased
                                                  -----------------
           Real Property").

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

     The Owned Real Property and the Leased Real Property is collectively referred to herein as the "Real Property."

          2.1.2.  Personal Property.
                  -----------------

                  (a) All tangible personal property, including, but not limited to, machinery and equipment, gaming equipment (including without limitation, gaming tables, casino chips and slot machines), furniture, supplies, inventory and trade fixtures owned by the Seller and used in the Business that is reflected on the September 30, 1999 Company Balance Sheet or otherwise located on the Real Property on the Closing Date and used in the Business. All material items having an original cost of at least $100,000 as of September 30, 1999, are described on Schedule 2.1.2(a); and
                       -----------------

                  (b) The leasehold interests created by all leases of tangible personal property, including, but not limited to, machinery and equipment, gaming equipment (including without limitation, gaming tables and slot machines), furniture and tools, used in the Business, including those personal property leases listed on Schedule 2.1.2(b).
                                                             -----------------

          2.1.3.  Casino Cash.  All of the cash (and coin) in the Business'
                  -----------
gaming devices, cages and change banks (after giving effect to the contra accounts for gaming chips and tokens purchased) at the premises of the Business, including the restaurants, the hotel and golf center, as determined as of 12 a.m. on the Closing Date (collectively, the "Casino Cash").

          2.1.4.  Accounts Receivable.  All accounts receivable (including
                  -------------------
employee advances) and notes receivable, including "markers," relating exclusively to the Business (excluding intercompany receivables) in existence on the Closing Date (the "Accounts Receivable"). For informational purposes, the Accounts Receivable that were in existence as of September 30, 1999 are reflected on the September 30, 1999 Company Balance Sheet.

          2.1.5.  Inventory.  All tangible goods held for future sale or use
                  ---------
solely in the Business and all inventories of supplies utilized solely in conducting the Business, including, without limitation, beverages, foodstuff and other consumable or perishable items and merchandise intended for sale or resale or for use in connection with such sale or resale, including, without limitation, (i) food and beverages, (ii) raw and uncooked food and other salable merchandise, (iii) merchandise for sale in the gift shop and (iv) inventory of the casino, hotel and restaurant products used in the Business (collectively, "Inventory"), on the Closing Date. For informational purposes, the Inventory on hand as of September 30, 1999 is reflected on the September 30, 1999 Company Balance Sheet.

          2.1.6.  Prepaid Items and Deposits.  All prepaid items and deposits
                  --------------------------
      paid by Seller or the Company (excluding prepaid insurance, prepaid property taxes and any items specifically excluded in Section 2.2 herein) primarily in connection with the operation of the Business in existence on the Closing Date including, without limitation, prepaid rent, prepaid supplies (collectively, "Prepaid Items and Deposits"). For informational purposes, the Prepaid Items and Deposits as of September 30, 1999 are reflected on the September 30, 1999 Company Balance Sheet.

          2.1.7.  Books and Records.  All books and records (other than
                  -----------------
personnel records relating to or containing performance reviews and similar evaluations unless the transfer is consented to by such personnel) in any form or medium and all files, documents, papers, customer lists, owned computer software programs, intangible personal property relating to the operation of Business' barge such as hull drawings and vessel logs (to the extent such items are in Seller's or the Company's possession), architectural plans, drawings and specifications, advertising and promotional materials and purchasing records pertaining primarily to the Purchased Assets, the Assumed Liabilities or otherwise to the Business, subject to the Seller retaining copies or originals of the same, if and as it so chooses;

          2.1.8.  Assigned Contracts.  The rights of Seller or the Company under
                  ------------------
all Contracts relating primarily to the Business, including but not limited to
(i) the Contracts listed on any of the schedules or exhibits hereto (including all Material Contracts (including the Leases) listed in Section 4.22 of the Disclosure Schedule), (ii) all licenses transferable by Seller or the Company relating to the Intellectual Property owned by unaffiliated third parties, (iii) with respect to the Business, all unfilled orders outstanding as of the Closing Date for the purchase of raw materials, goods or services by Seller or the Company and all unfilled orders outstanding as of the Closing Date for the sale of goods or services by Seller or the Company, and (iv) those entered into in the ordinary course of business of the Business through the Closing Date, except for any Contract that requires the consent to assignment of a party thereto and for which such consent has not been obtained pursuant to Section 6.4 prior to the Closing (the "Assigned Contracts"). Schedule 2.1.8 lists the monthly
                                         --------------
contractual and lease (personal and real property) payments excluding the lease payments made by Casino Advertising, Inc. in respect of the sign property;

          2.1.9.  Permits and Licenses.  All transferable government business
                  --------------------
licenses, permits, approvals, entitlements and equivalent documents, including, without limitation, with respect to the Real Property;

          2.1.10. Vehicles.  All vehicles used primarily in the Business as of
                  --------
the Closing Date. For information purposes only, such Vehicles are reflected on the September 30, 1999 Company Balance Sheet and supporting schedules thereto.

          2.1.11. Governmental Approvals.  To the extent their transfer is
                  ----------------------
permitted by law, all Governmental Approvals, including all applications therefor;

          2.1.12. Other Rights.  All guarantees, warranties, indemnities and
                  ------------
similar rights in favor of the Seller or the Company with respect to any Purchased Asset; and

          2.1.13. Other Assets.  Excluding the Excluded Assets, any other assets
                  ------------
of the Company that are material to the operation of the Business.

Subject to the terms and conditions hereof, at the Closing, the Purchased Assets shall be transferred or otherwise conveyed to the Buyer free and clear of all Liens excepting only Assumed Liabilities, Permitted Liens and such matters described in Section 7.2.

The Purchased Assets shall include all assets described above that are acquired by Seller or the Company for use in connection with the Business between the date hereof and the Closing Date (except to the extent such assets would constitute Excluded Assets), but shall exclude assets of the type described above that are disposed of, sold or consumed after the date hereof in the ordinary course of business. If, for any reason, any Excluded Assets are physically transferred to Buyer, or Buyer otherwise gains access to any such Seller property as a result of the transactions contemplated herein, no assignment or license of such property to Buyer shall be implied and, as between Buyer and Seller, all ownership interests and other rights of any kind in such property shall remain with Seller. If Buyer to its actual knowledge does come to possess or gain access to any Seller information or property other than the Purchased Assets, Buyer shall (a) treat any such information as the confidential information of Seller, (b) promptly notify Seller that Buyer possesses or has access to such information or property, and (c) cooperate fully with Seller to return to Seller or destroy such property promptly, as Seller may direct at its option. Specifically, but without limitation, any information stored on the computers transferred to Buyer hereunder, but not primarily related or material to the Business shall, as between Buyer and Seller, remain the sole and exclusive property of Seller.

     2.2. Assets Not Transferred.  Notwithstanding anything to the contrary
          ----------------------
contained herein, the following assets and properties of Seller are specifically excluded from the Purchased Assets and shall be retained by it (the "Excluded Assets"):

          2.2.1.  Cash and Cash Equivalents.  Other than the Casino Cash, all
                  -------------------------
working capital, cash on hand and cash equivalents of Seller and its subsidiaries (whether or not relating to the Business), including, but not limited to, bank accounts, temporary cash investments, payroll accounts and petty cash banks;

          2.2.2.  Other Accounts Receivable.  Other than the Accounts Receivable
                  -------------------------
referred to in Section 2.1.4, all accounts receivable, notes receivable and other receivables (including receivables from third parties and Governmental Authorities) of Seller and its subsidiaries;

          2.2.3.  Refund Claims.  Rights to or claims for refunds of taxes and
                  -------------
other governmental charges to the extent attributable to any time or periods ending on or prior to the Closing Date and the benefit of net operating loss carry-forwards or other credits of Seller and its subsidiaries, whether or not attributable to the Business;

          2.2.4.  Third Party Claims.  Claims or rights against third parties,
                  ------------------
except those arising with respect to events or breaches occurring after the Closing Date under the Assigned Contracts; provided, however, that any rights of
                                           --------  -------
indemnification, contribution or reimbursement that may exist under the Assigned Contracts in respect of liabilities or obligations retained by the Seller and its subsidiaries hereunder shall be Excluded Assets. In furtherance of the foregoing, Buyer agrees to cooperate with Seller and, at Seller's direction and at Seller's expense, shall pursue any such claims or rights on behalf of Seller and shall pay over any amounts so collected to Seller so that Seller enjoys the full benefits of such claims or rights;

          2.2.5.  Insurance.  Subject to Section 12.14, all insurance policies
                  ---------
and rights and receivables thereunder, including but not limited to rights to any cancellation value as of the Closing Date;

          2.2.6.  Unrelated Information.  Proprietary business information,
                  ---------------------
records and policies that relate generally to Seller, or any Affiliate, and are not used primarily in the Business, including, but not limited to, management procedures and guidelines, proprietary financial reporting formats, accounting procedures, personnel records relating to or containing performance reviews or similar evaluations, instructions, organization manuals and strategic plans;

          2.2.7.  Names.  The names listed in Schedule 2.2.7 and all variants
                  -----                       --------------
thereof;

          2.2.8.  Other Real Property.  All real property and all rights
                  -------------------
appurtenant thereto, and real property improvements, owned or leased by Seller and its subsidiaries other than the Real Property (the "Remainder Parcels"), including without limitation, the parcels described in Schedule 6.1.4.
                                                       ---------------

          2.2.9.  Unrelated and Corporate Assets.  All other assets of Seller
                  ------------------------------
and its subsidiaries not specifically included in the Purchased Assets to be sold hereunder, including, but not limited to (i) assets used or held for use other than primarily in connection with the Business, (ii) office furniture and equipment currently reflected on the books of Seller but which may be located on the premises of the Business and that are listed on Schedule 2.2.9, and (iii)
                                                    --------------
Seller's corporate charter, taxpayer and other identification numbers, seals, minute books and stock transfer books and Seller's ownership of stock in its various subsidiaries;

          2.2.10. Certain Contracts.  The rights of Seller and its subsidiaries
                  -----------------
under any Contract regarding any (i) non-transferable licenses for computer software and other Intellectual Property and (ii) any Contract that requires the consent to assignment of a party thereto and for which such consent has not been obtained pursuant to Section 6.4 prior to the Closing;

          2.2.11. Non-transferable Permits and Licenses.  All non-transferable
                  -------------------------------------
government business licenses, permits and equivalent documents;

          2.2.12. Intellectual Property.  Other than as licensed under the
                  ---------------------
License Agreement, all (i) trademark and service mark registrations and applications (whether or not relating to the Business) owned by Seller and its subsidiaries , (ii) trademark, service mark and trade name license agreements to which Seller or any of its subsidiaries is a party, except as used specifically in the operation of the Business as listed on Schedule 2.2.12 and as licensed,
                                              ---------------
sublicensed, transferred or assigned, as the case may be, by Seller to Buyer,
(iii) trade secrets (including customer lists and customer databases), except as used specifically in the operation of the Business, (iv) copyrights, patents, licenses, know-how and other proprietary intellectual property rights as are necessary in connection with businesses of Seller and its subsidiaries, except as used specifically in the operation of the Business, and (v) computer software owned by Seller and its subsidiaries, except as used specifically in the operation of the Business ("Intellectual Property"); and

          2.2.13. Prepaid Items and Deposits.  Other than the Prepaid Items and
                  --------------------------
Deposits described in Section 2.1.6, all prepaid items and deposits paid by Seller and its subsidiaries including without limitation, prepaid insurance and prepaid property taxes.

3.   CLOSING, ESCROW, PURCHASE PRICE, ASSUMPTION OF LIABILITIES.
     ----------------------------------------------------------

     3.1.  Closing.  The consummation of the purchase and sale of the Purchased
           -------
Assets (the "Closing") shall occur on the date which is three (3) business days after all contingencies and conditions set forth in Sections 8 and 12.14 are satisfied or waived, and both parties shall use commercially reasonable efforts to cause the Closing to occur no later than thirty (30) days after the date on which Buyer receives the approval from the Mississippi Gaming Commission for the Transactions and the transactions contemplated by the Other Asset Purchase Agreement; provided, however, in no event shall the Closing take place later
           --------  -------
than August 9, 2000, unless extended by the mutual written consent of Buyer and Seller (the "Outside Date"). The Closing shall occur simultaneously with the consummation of the purchase and sale of assets pursuant to that Asset Purchase Agreement of even date herewith by and between Buyer and Seller relating to the assets and business known as Boomtown Biloxi (the "Other Asset Purchase Agreement"). The date upon which the Closing shall occur is sometimes referred to in this Agreement as the "Closing Date." Closing of the purchase and sale of the Real Property shall occur through Escrow upon recordation of the Warranty Deed and Assignment of Leases and in the customary manner for the consummation of real estate transactions in Hancock County. The Closing of the purchase and sale of all other Purchased Assets shall take place at the offices of Irell & Manella LLP, 1800 Avenue of the Stars, Suite 900, Los Angeles, California 90067, on the Closing Date.

     3.2.  Simultaneous Delivery; Conditions Concurrent.  All documents and
           --------------------------------------------
other items to be delivered at the Closing and in connection with the consummation of the transactions contemplated by the Other Asset Purchase Agreement shall be deemed to have been delivered simultaneously, and no delivery shall be effective until all such items have been delivered.

     3.3.  Purchase Price and Assumption of Liabilities.
           --------------------------------------------

           3.3.1.  Purchase Price.  The purchase price (the "Purchase Price")
                   --------------
for the Purchased Assets hereunder shall be: (a) $120,000,000 in cash (the "Cash Portion of the Purchase Price"), subject to adjustment under Section 3.3.2 hereof. In addition, Buyer shall assume the Assumed Liabilities pursuant to
Section 3.3.3. Concurrently with the execution of this Agreement, Buyer shall deliver to Seller the Deposit as described in Section 7.1.

           3.3.2.  Adjustments to the Cash Portion of the Purchase Price. The
                   -----------------------------------------------------
Cash Portion of the Purchase Price shall be adjusted in accordance with the following procedures:

                   3.3.2.1   Additions to Cash Portion of the Purchase Price.
                             -----------------------------------------------
The Cash Portion of the Purchase Price shall be increased by the following:

                             (a)  Casino Cash.  The amount of Casino Cash as of
                                  -----------
the Closing,

                             (b)  Accounts Receivable. The Accounts Receivable,
                                  -------------------
valued by subtracting therefrom the associated allowance for doubtful accounts,

                             (c)  Inventory. The Inventory, adjusted for any
                                  ---------
associated reserve for overstock and obsolete items, and

                             (d)  Prepaid Items and Deposits.  The Prepaid Items
                                  --------------------------
and Deposits.

               3.3.2.2   Subtractions from the Cash Portion of the Purchase
                         --------------------------------------------------
Price. The Cash Portion of the Purchase Price shall be decreased by the amount
-----
of each of the Assumed Liabilities described in Section 3.3.3, except for the Assumed Liabilities described in Sections 3.3.3(a), (b) and (n).

               3.3.2.3   Closing Balance Sheet.  Prior to the Closing Date,
                         ---------------------
Seller shall prepare and deliver to Buyer a calculation of the Cash Portion of the Purchase Price based on a balance sheet of the relevant items (the "Closing Balance Sheet") dated as of the last day of the month immediately preceding the month in which the Closing occurs. The Closing Balance Sheet shall be prepared in accordance with generally accepted accounting principles consistently applied and shall reflect Seller's good faith and fair estimate of the specific data as of the date indicated. The Closing Balance Sheet shall be used to make the payment of the Cash Portion of the Purchase Price on the Closing Date. If requested by Buyer, Seller shall also deliver the supporting schedules for such calculation showing, in reasonable detail, each item of Purchased Assets that increases the Cash Portion of the Purchase Price and each item of Assumed Liability that reduces the Cash Portion of the Purchase Price (the "Supporting Schedules").

               3.3.2.4   Post-Closing Adjustment. Promptly after the Closing
                         -----------------------
Date, Seller will prepare and, within 30 days of the Closing Date, deliver to Buyer a calculation of the Cash Portion of the Purchase Price based on a balance sheet of the relevant items as of the Closing Date (the "Final Balance Sheet"), together with Supporting Schedules thereto. The Final Balance Sheet shall be prepared in accordance with generally accepted accounting principles consistently applied and as though the parties had not consummated the transactions contemplated by this Agreement. Following the Closing, either (i) Seller shall pay Buyer an amount equal to the decrease, if any, between the Cash Portion of the Purchase Price as reflected on the Final Balance Sheet or the Adjusted Final Balance Sheet, as the case may be, as compared with the Cash Portion of the Purchase Price as reflected on the Closing Balance Sheet or (ii) Buyer shall pay Seller an amount equal to the increase, if any, between the Cash Portion of the Purchase Price as reflected on the Final Balance Sheet or the Adjusted Final Balance Sheet, as the case may be (the payment referred to in clause (i) or (ii) above shall be referred to as the "Post-Closing Adjustment") as compared with the Cash Portion of the Purchase Price as reflected on the Closing Balance Sheet. Such payments shall be made by wire transfer or certified or bank cashier's check within ten (10) business days of adoption of the Final Balance Sheet or the notice from the Accounting Firm of the Adjusted Final Balance Sheet, as the case may be. No payment shall be made by either party if the Cash Portion of the Purchase Price as reflected on the Closing Balance Sheet is equal to the Cash Portion of the Purchase Price as reflected on the Final Balance Sheet or the Adjusted Final Balance Sheet, as the case may be.

                         3.3.2.4.1  Buyer's Adoption of Seller's Final Balance
                                    ------------------------------------------
Sheet.  If within fifteen (15) business days following receipt of the Final
-----
Balance Sheet Buyer has not given Seller notice of its objection to the Final Balance Sheet, specifying in reasonable detail the nature and extent of the objection, then the Final Balance Sheet shall be used in computing the Post-Closing Adjustment. If Buyer gives notice of objection, then the issues in dispute will be submitted for resolution to a "Big Five" Accounting firm mutually acceptable to Buyer and Seller ("Accounting Firm"). If the issues in dispute are submitted to the Accounting Firm for resolution, each party will furnish to the Accounting Firm such workpapers and other documents and information relating to the disputed issues as the Accounting Firm may request and are available to that party (or its independent public accountants), and will be afforded the opportunity to present to the Accounting Firm any material relating to the determination and to discuss the determination with the Accounting Firm. The Accounting Firm shall make the final determination of the Final Balance Sheet (the "Adjusted Final Balance Sheet") and such determination will be binding and conclusive on the parties, and Seller and Buyer will each bear fifty percent (50%) of the fees of the Accounting Firm for such determination.

                  3.3.2.5  Consistent Accounting Principles.  In preparing the
                           --------------------------------
Closing Balance Sheet, the Final Balance Sheet and the Adjusted Final Balance Sheet, the parties shall apply accounting principles on a consistent basis.

          3.3.3.  Assumed Liabilities.  On the terms and subject to the
                  -------------------
conditions set forth in this Agreement, at the Closing, Buyer shall assume and become responsible for all of the following liabilities and obligations of Seller or the Company arising out of the Business as presently or previously conducted, whether absolute, contingent, accrued or otherwise, other than the Excluded Liabilities (collectively, the "Assumed Liabilities"):

                  (a)  Assigned Contracts.  Any and all liabilities, obligations
                       ------------------
          and commitments arising out of or relating to events or occurrences or the performance after the Closing under the Assigned Contracts;

                  (b)  Post-Closing Operations.  All liabilities and obligations
                       -----------------------
          arising out of events or transactions after the Closing in connection with the operation of the Business by Buyer;

                  (c)  All Trade Payables. Any and all trade payables relating
                       ------------------
          to the Business or the Purchased Assets as of the Closing (other than accrued wages and unused vacation relating to the employees of the Business) (the "Trade Payables");

                  (d)  All Notes Payable and Long-Term Debt.  Any and all
                       ------------------------------------
          current and long-term notes payable and long-term debt, including all accrued interest thereon, as of the Closing (excluding intercompany notes payable and intercompany debt) relating to the Business or the Purchased Assets (the "Notes Payable and Long-Term Debt"). For information purposes, the Notes Payable and Long-Term Debt as of September 30, 1999 are described on Schedule 3.3.3(d);
                                              -----------------

                  (e)  Unredeemed Chip Liability.  Any and all unredeemed gaming
                       -------------------------
          chips and tokens in circulation, whether relating to the operation of the Business before, at or after the Closing (the "Unredeemed Chip Liability"), which are presented by patrons of the Business for payment within the applicable time periods for legal redemption. For purposes of the adjustment to the Purchase Price pursuant to Section 3.3.2.2, the Unredeemed Chip Liability shall be discounted to reflect a reasonable assumption of gaming chips and tokens which are not expected to be redeemed and which discount shall be computed in accordance with the methodology described in Schedule 3.3.3(e);
                                                       ------------------

                  (f)  Player Club Obligations and Promotions.  Any and all
                       --------------------------------------
          obligations with respect to outstanding player club points and other promotions utilized in the Business, including any awards given to patrons under a player rating system (the "Player Club Obligations"). For purposes of the adjustment to the Purchase Price pursuant to
          Section 3.3.2.2, the Player Club Obligations shall be discounted to reflect a reasonable assumption of the Player Club Obligations that are not expected to be redeemed and which discount shall be computed in accordance with the methodology described in Schedule 3.3.3(f);
                                                          -----------------

                  (g)  Progressive Slot Liability.  The progressive liability
                       --------------------------
          for the slot machines of the Business (the "Progressive Slot Liability");

                  (h)  Caribbean Stud Liability.  The liability for Caribbean
                       ------------------------
          stud games of the Business (the "Caribbean Stud Liability");

                  (i)  [Intentionally omitted.]

                  (j)  Tip Pool Liability.  The amount of tips collected by the
                       ------------------
          Company or the Seller for the benefit of the Hired Employees (as defined below) as of the Closing (the "Tip Pool Liability");

                  (k)  Gift Certificate Liability.  Any and all obligations with
                       --------------------------
          respect to unredeemed gift certificates issued in connection with the Business as of the Closing (collectively, the "Gift Certificate Liability");

                  (l)  Advance Reservations by Customers and Commitments to Tour
                       ---------------------------------------------------------
          Operators.  Any and all payments made to Seller or the Company in
          ---------
          prepayment of services, including without limitation hotel reservations and commitments to tour operators entered into by the Seller or the Company in the ordinary course of business that are outstanding at the Closing;

                  (m)  Accrued Wages, Bonuses and Vacation.  To the extent not
                       -----------------------------------
          paid directly by Seller or the Company to employees of the Company who accept Buyer's offer of employment as provided in Section 11.2.1 ("Hired Employees"), accrued liabilities relating to accrued but unpaid wages and accrued bonuses and earned but unused vacation under the Company's employee benefits policy in effect as of the date hereof associated with the Hired Employees, provided that Seller or the Company has exercised its option under Section 11.2.3 to pay such wages, bonuses and vacation pay to Buyer in the form of a reduction in the Cash Portion of the Purchase Price; and

                  (n)  Specific Undertakings.  Any and all liabilities,
                       ---------------------
          obligations and commitments specifically undertaken by Buyer pursuant to any other provision of this Agreement.

    3.4.  Non-Assumption of Certain Liabilities.  Buyer is not assuming, and
          -------------------------------------
shall not be deemed to have assumed any liabilities, obligations or commitments of Seller or the Company, whether contingent or non-contingent, liquidated or unliquidated, asserted or unasserted, other than the Assumed Liabilities (the "Excluded Liabilities"), all of which shall remain the liabilities, obligations and commitments of Seller. The Excluded Liabilities shall include, but shall not be limited to, the following:

          3.4.1.  Tax Liabilities.  Liabilities for Taxes relating to the
                  ---------------
operation of the Business through the Closing;

          3.4.2.  Indemnification Obligations.  Seller's obligations to
                  ---------------------------
indemnify Buyer as provided in Section 9;

          3.4.3.  Litigation.  Except as otherwise provided in Section 9, all
                  ----------
liabilities with respect to litigation, actions, proceedings or arbitrations pending on the Closing Date and those that are asserted after the Closing Date to the extent that they relate to or arise from events that occurred prior to the Closing, including, but not limited to, all Liabilities arising from those items disclosed on Section 4.24 of the Disclosure Schedule;

          3.4.4.  Workers' Compensation Claims.  All liabilities for workers'
                  ----------------------------
compensation claims brought by Seller's or its subsidiaries' employees and which exclusively relate to or which arise exclusively from events which occurred prior to the Closing other than relating to any obligation to rehire any such employee after the Closing Date;

          3.4.5.  Employee Claims.  All liabilities arising from events, acts,
                  ---------------
omissions or occurrences occurring before the Closing Date from claims (other than workers' compensation claims), including any severance obligations related to the consummation of the Transactions, brought by Seller's or its subsidiaries' employees or other present or former employees of the Seller or its subsidiaries;

          3.4.6.  Liabilities Relating to the Excluded Assets.  All liabilities
                  -------------------------------------------
or obligations arising prior to, on or after the Closing Date with respect to or in connection with the Excluded Assets;

          3.4.7.  Employee Benefit Plan Liabilities.  Liabilities relating to
                  ---------------------------------
any employment or labor claim or any claim relating to an Employee Benefit Plan or any employment discrimination charge, sexual harassment claim or any ERISA based claim for periods prior to the Closing Date;

          3.4.8.  Liabilities for Violations of Law.  Liabilities relating to
                  ---------------------------------
the violation of any Law by Seller or Company;

          3.4.9.  Claims Arising Under Contracts or Permits Not Assumed.
                  -----------------------------------------------------
Liabilities from claims arising under any Contract or Permit not assumed by the Buyer hereunder;

          3.4.10. Claims Under Contracts or Permits Relating to Pre-Closing
                  ---------------------------------------------------------
Events. Liabilities for claims arising under any Contract or Permit to the extent such claim is based on acts or omissions of any Person which occurred prior to the Closing;

          3.4.11. Unknown Liabilities Relating to Pre-Closing Events.
                  --------------------------------------------------
Liabilities of Seller or Company unknown to the Seller at the Closing to the extent they relate to events occurring prior to the Closing;

          3.4.12. Liabilities for Money Borrowed Prior to Closing Date.  Other
                  ----------------------------------------------------
than the Notes Payable and Long-Term Debt assumed pursuant to Section 3.3.3(d), liabilities for indebtedness for money borrowed by Seller or Company prior to the Closing Date;

          3.4.13. Environmental Liabilities.  Any Liability of Seller or the
                  -------------------------
Company for Environmental Claims arising from or related to the circumstances existing on or before the Closing Date; and

          3.4.14. Other Liabilities.  Any other Liability of Seller or the
                  -----------------
Company, regardless of when made or asserted, that is not specifically assumed hereunder.

     3.5. Deliveries at Closing.  Seller and Buyer shall each deliver to the
          ---------------------
other (or, through Escrow, in the case of the Real Property) such instruments and funds as are necessary to consummate the purchase and sale of the Purchased Assets, including the following:

     (a)  Seller shall deliver to Buyer:
          -----------------------------

          1. A duly executed and acknowledged warranty deed with covenants of warranty and other good and sufficient instruments and documents of conveyance and transfer (including without limitation all documents that may be required for recording purposes), in form and substance reasonably satisfactory to Buyer and its counsel, as shall be necessary to convey, transfer and assign to, and vest in, Buyer all of Seller's good valid and marketable title, right, and interest in and to the Owned Real Property ("Warranty Deed").

               2. A duly executed and acknowledged assignment of leases ("Assignment of Leases") sufficient to assign to Buyer good and valid leasehold interests in and to all of the Leased Real Property.

               3. The Bill of Sale and Assignment and Assumption Agreement, duly executed by Seller.

               4.   The License Agreement, duly executed by Seller.

               5. An affidavit directed to Buyer giving Seller's taxpayer identification number and confirming that Seller is not a "foreign person," which affidavit shall be sufficient to relieve Buyer of any withholding obligation under Section 1445 of the Internal Revenue Code (provided, however, that if Seller fails to deliver such affidavit, Buyer's remedy shall be to withhold from the Purchase Price in accordance with law).

               6. Keys, access cards and other items necessary to obtain access to and within the Business premises.

               7. If required pursuant to Section 6.1.11 herein, cash or immediately available funds equal to the shortfall in capital expenditure spending by Seller or the Company.

               8.   The officers' certificate and other items contemplated by
                    Section 8.1.

               9. Copies of any and all governmental and other third party consents, waivers or approvals obtained by the Seller or Company with respect to the transfer of the Purchased Assets or the consummation of the Transactions.

               10. Copies, certified by the Secretary of the Seller and the Company, of corporate resolutions authorizing the execution and delivery of this Agreement and all instruments and agreements to be executed and delivered by the Seller and the Company in connection herewith, and the consummation of the Transactions.

               11. A certificate of good standing with respect to the Seller (dated within five (5) business days of the Closing Date), issued by the Secretary of State of Minnesota.

               12. The legal opinion of counsel to Seller in the form attached hereto as Exhibit E.
                              ---------

               13. All such other instruments of assignment, transfer or conveyance as shall, in the reasonable opinion of the Buyer and its counsel, be necessary or desirable to transfer to the Buyer the Purchased Assets, in accordance with this Agreement and where necessary or desirable in recordable form.

               14. Such other instruments and documents as may be reasonably required for Seller to perform its obligations hereunder or as may be reasonably required by Escrow Holder or the Title Company.

          (b)  Buyer shall deliver to Seller:
               -----------------------------

               1. The Cash Portion of the Purchase Price less the Deposit, in cash or immediately available funds.

               2. If required pursuant to Section 6.1.11 herein, cash or immediately available funds equal to the excess capital expenditure spending by Seller or the Company.

               3. The Bill of Sale and Assignment and Assumption Agreement, duly executed by Buyer.

               4. The Assignment of Leases, duly executed and acknowledged by Buyer.

               5.   The License Agreement, duly executed by Buyer.

               6.   The officers' certificate and other items contemplated by
                    Section 8.2.

               7. Copies, certified by the Secretary of the Buyer, of corporate resolutions authorizing the execution and delivery of this Agreement and all instruments and agreements to be executed and delivered by the Buyer in connection herewith, and the consummation of the Transactions.

               8. A certificate of good standing with respect to the Buyer (dated within five (5) business days of the Closing Date), issued by the Secretary of State of the State of Mississippi.

               9. Copies of any and all governmental and other third party consents, waivers or approvals obtained by the Buyer with respect to the transfer of the Purchased Assets or the consummation of the Transactions.

               10. The legal opinion of counsel to Buyer in the form attached hereto as Exhibit F.
                              ---------

               11.  Buyer's share of the costs set forth in Section 3.9.

               12.  Buyer's share of the expenses set forth in Section 12.2.

               13. All such other instruments of assumption and other third party consents, waiver or approvals obtained by the Buyer at or prior to the Closing Date pursuant to this Agreement or otherwise reasonably required in connection herewith.

               14. Such other instruments and documents as may be reasonably required for Buyer to perform its obligations hereunder or as may be reasonably required by Escrow Holder or the Title Company.

        3.6.  Opening of Escrow. Within ten (10) days after mutual execution of
              -----------------
this Agreement, the parties shall open an escrow (the "Escrow") with First American Title Insurance Company ("Escrow Holder") by delivering a copy of this Agreement to Escrow Holder. Buyer, Seller and Escrow Holder will enter into an escrow agreement (the "Escrow Agreement") substantially in the form of Exhibit G
                                                                       ---------
attached hereto. In the event of any inconsistency between this Agreement, the Escrow Agreement and any additional escrow instructions executed by the parties, this Agreement shall be controlling.

        3.7.  The Escrow Holder. The duties of the Escrow Holder shall be as
              -----------------
follows:

                    (a) to retain and safely keep all funds, documents and
              instruments deposited with it;

                    (b) to confirm that all conditions to the Closing specified in Section 8 have been met;

                    (c) upon the Closing, to deliver to the parties entitled
              thereto all funds, documents and instruments to be delivered through Escrow;

                    (d) upon the Closing, to cause the recordation in the Office of the County Recorder of Hancock County of the Warranty Deed, the Assignment of Leases and all other documents to be recorded hereunder;

                    (e) to comply with the terms of this Agreement, the Escrow
              Agreement and any additional instructions jointly executed by Buyer and Seller.

        3.8.  Tax Allocation. Buyer and Seller shall mutually agree upon the
              --------------
allocation of the Purchase Price to broad categories constituting components of the Purchased Assets for purposes of Internal Revenue Service Form 8594. In the absence of agreement prior to the Closing Date, the allocation of the Purchase Price shall be determined by appraisal to be performed by a "Big Five" accounting firm mutually acceptable to Buyer and Seller. The costs of the appraisal shall be borne equally by Buyer and Seller. Each party will report timely the purchase and sale of the Purchased Assets in accordance with the agreed upon allocation among such broad categories for all federal, state, local and other tax purposes. Buyer shall also furnish Seller with a form of reseller certificate that complies with the requirements of applicable state taxation laws.

        3.9.  Costs and Prorations.
              --------------------

              3.9.1.  Costs. Costs of the Closing and Escrow shall be allocated
                      -----
as follows:

                    Seller shall pay:
                    ----------------

                    (a) one-half of the costs of preparing and recording the Warranty Deed, the Assignment of Leases and all other documents to be recorded at the Closing,

                    (b) all state and local documentary transfer, stamp or similar taxes imposed in connection with the transfer of the Real Property,

                    (c) all trustee's and other fees in connection with any deeds of trust which shall be reconveyed at Closing,

                    (d) one-half of the fee of the Escrow Holder and the costs of the Escrow; and

                    (e)  the cost of preparing the Preliminary Title Report.

                    (f) the standard coverage portion of the premium for the Title Policy.

                    Buyer shall pay:
                    ---------------

                    (a) one-half of the costs of preparing and recording the Warranty Deed, the Assignment of Leases and all other documents to be recorded at the Closing,

                    (b) all state and local sales, use or similar taxes imposed in connection with the transfer of the personal property included in the Purchased Assets,

                    (c) the cost of preparation and recordation of its mortgage, deed of trust, or other applicable financing instruments, if any,

                    (d) one-half of the fee of the Escrow Holder and the costs of Escrow, and

                    (e) the extended coverage portion of the premium for the Title Policy and all endorsements thereto specified by Buyer.

     All other costs, if any, shall be apportioned in the customary manner for real estate transactions in Hancock County.

          3.9.2.  Prorations. At Closing, the parties shall prorate as of
                  ----------
the Closing Date, the following with respect to the Business and the Purchased
Assets:

                  (a) Taxes: Real estate taxes, assessments, personal property
                      -----
          taxes and rent tax, if any, on all or any portion of the Purchased Assets, based on the regular and supplemental tax bills for the calendar year in which the Closing occurs. In the event that the actual property taxes payable in respect of the Purchased Assets are not ascertainable as of the Closing Date, then the parties will prorate such taxes on the basis of the latest available tax bill and will make such post-Closing adjustment as may be necessary when the actual taxes are determined. All taxes and assessments relating to periods prior to and through the Closing shall be paid by Seller and Buyer shall be responsible for all taxes and assessments relating to periods after the Closing.

                  (b) Utilities:  All utilities including gas, water, sewer,
                      ---------
          electricity, telephone and other utilities supplied to the Real Property shall be prorated as of the Closing Date. Seller shall pay, prior to the Closing Date, all such amounts for which a bill has been received or for which payments are otherwise due prior to the Closing Date, and Buyer shall be credited, and Seller shall be debited, with an amount equal to all utility charges for the period from the date such bills were issued or such payments were due until the Closing Date. All meters shall be read as of the Closing Date.

                  (c) Assigned Contracts. Amounts payable under Assigned
                      ------------------
          Contracts shall be prorated on an accrual basis. Seller shall pay when due all amounts for which a bill has been received prior to the Closing Date. For bills received after the Closing Date, Seller agrees to pay its prorated share when due or to promptly reimburse Buyer if paid by Buyer.

4.   REPRESENTATIONS AND WARRANTIES OF SELLER.
     -----------------------------------------

     As an inducement for Buyer to enter into this Agreement, Seller represents and warrants to Buyer that except as set forth on any Disclosure Schedule, each of the following statements is true and correct as of the date hereof:

     4.1.  Organization, Corporate Power, and Authority. Seller is a
           --------------------------------------------
corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota and is duly qualified to do business as a foreign corporation in the jurisdictions in which it conducts its business, except where the failure so to qualify would not reasonably be expected to have a material adverse effect on Seller's ability to perform its obligations under the Transaction Documents. Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Mississippi. Seller or the Company, as the case may be, has all requisite corporate power and authority to own, operate and lease the Purchased Assets, to conduct the Business, to execute and deliver the Transaction Documents to which it is a party and to perform its respective obligations thereunder.

     4.2.   Authorization of Agreements. The execution, delivery and performance
            ---------------------------
by Seller of the Transaction Documents to which it is a party, and the consummation by it of the Transactions, have been duly authorized by all necessary corporate action by the Seller. This Agreement has been, and each other Transaction Document to which Seller is a party will be at the Closing, duly executed and delivered by Seller, and constitute, or will, when delivered, constitute, the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, and other similar laws and equitable principles relating to or limiting creditors' rights generally.

     4.3.   Effect of Agreement.  The execution, delivery and performance by
            -------------------
Seller of the Transaction Documents, and the consummation by it of the Transactions, will not violate the Certificate of Incorporation or By-laws of Seller or (assuming compliance with the matters referenced in Section 4.4 hereof) any law, regulation, order, judgment, award or decree of any Governmental Authority or any indenture, Contract or other material instrument to which it is a party, or by which Seller, the Business or the Purchased Assets are bound, or result in a breach of or constitute (with due notice or lapse of time or both) a default under, any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge, security interest or encumbrance of any nature whatsoever upon any of the Purchased Assets, except to the extent that (a) the effect of any such violation, breach or default is not reasonably likely to have a Material Adverse Effect, (b) consents may be required under that certain Amended and Restated Reducing Revolving Loan Agreement, dated as of October 14, 1998, by and among HPI on the one hand and Bank of America National Trust and Savings Association as Administrative Agent and the other Banks who are parties thereto on the other hand (the "Bank of America Loan Agreement"), and (c) consents may be required for assignment of certain of the Leases and Contracts, which consents with respect to the Material Contracts (as defined below) are listed on Section 4.22 of the Disclosure Schedule.

     4.4.   Governmental Approvals. Except as set forth in Section 4.4 of the
            ----------------------
Disclosure Schedule and except for filings pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and except for compliance with the applicable requirements of the Mississippi Gaming Control Act and the regulations of the Mississippi Gaming Commission (collectively, the "Mississippi Gaming Laws"), no approval, authorization, consent or order or action of or filing with any court, administrative agency or other Governmental Authority is required to be obtained by Seller for the execution and delivery by Seller of the Transaction Documents or the consummation by it of the Transactions.

     4.5.   Condition of Real Property. Neither Seller nor the Company has
            --------------------------
received notice from any governmental body requiring Seller or the Company to make any repairs or changes to the Real Property, except for written notices with which Seller or the Company has fully complied.

     4.6.   HPI SEC Reports; Financial Statements.
            -------------------------------------

            4.6.1.  HPI SEC Reports. Seller has made available to Buyer true and
                    ---------------
complete copies of each effective registration statement, report, proxy statement or information statement prepared and filed with Commission by the HPI since December 31, 1997, including (i) the HPI's Annual Reports on Form 10-K for the years ended December 31, 1997 and December 31, 1998, (ii) the HPI's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1999, June 30, 1999, and September 30, 1999, (iii) HPI's Proxy Statements for its 1998 and 1999 annual meetings of stockholders, and (iv) HPI's Registration Statements on Form S-4 dated February 6, 1998 and March 26, 1999 (collectively, including any such reports and documents filed subsequent to the date hereof, the "HPI SEC Reports"), as filed with the Commission. As of their respective dates, the HPI SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading with respect to the Business or the Purchased Assets in relation to HPI and its subsidiaries taken as a whole. The audited consolidated financial statements and unaudited interim financial statements of HPI included in the HPI SEC Reports have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present the financial position of HPI as at the dates thereof and the results of its operations and changes in financial position for the periods then ended, subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments and any other adjustments described therein.

          4.6.2.    Company Level Financial Statements. Complete and correct
                    ----------------------------------
copies of the Company Level Financial Statements are attached as Exhibit B. The
                                                                 ---------
Company Level Financial Statements are consistent in all material respects with the books and records of Seller, and there have not been any material transactions that have not been recorded in the accounting records underlying such Company Level Financial Statements that are required to be reflected thereon under generally accepted accounting principles. The Company Level Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis, and fairly present in all material respects the financial position of the Company as at the dates thereof and the results of operations for the periods then ended, except for (a) the absence of notes to such financial statements, (b) normal year-end adjustments and consolidating entries necessary in presenting such balance sheets and income statements on a consolidated basis with HPI and its other subsidiaries and any other adjustments described therein, and (c) the accrual for income taxes payable as of the dates and for the periods shown (which are not reflected in the Company Level Financial Statements). The September 30, 1999 Company Balance Sheet does not include any assets that are not intended to constitute part of the Business or the Purchased Assets after giving effect to the Transactions (other than the Excluded Assets). The September 30, 1999 Company Income Statement does not reflect any operations that are not intended to constitute part of the Business or the Purchased Assets after giving effect to the Transactions, and the September 30, 1999 Company Income Statement reflects all expenses that historically have been incurred by the Business (other than the Excluded Liabilities) that are required to be reflected thereon under generally accepted accounting principles.

     4.7.  Compliance with Regulations and Court Orders. The Seller is not in
           --------------------------------------------
violation of any court order or material regulation applicable to the Business or to the Purchased Assets, and the Purchased Assets have not been used or operated by the Seller or any other person or entity in violation of any court order or any such material regulation, in either case where such violations could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     4.8.  Third-Party Options. There are no existing Contracts with, or rights
           -------------------
in, any third party to acquire any of the Purchased Assets or any interest therein.

     4.9.  Transactions with Affiliates. Except as disclosed in the HPI SEC
           ----------------------------
Reports or Section 4.9 of the Disclosure Schedule, none of the directors or officers of the Seller, directly or indirectly, (a) owns or has an ownership interest in any of the Purchased Assets having a value of $60,000 or more or in any property having a value of $60,000 or more that is the subject of any Contract relating to the Business or (b) has business arrangements or relationships of any kind with the Seller involving $60,000 or more in the current fiscal year. Except as disclosed in the HPI SEC Reports or Section 4.9 of the Disclosure Schedule, all such Contracts, arrangements and relationships have been on substantially the same terms and conditions as similar transactions between the Seller and non-affiliated parties and are properly recorded on due books and records of the Seller.

     4.10. Accounts Receivable. The Seller has delivered to the Buyer a list and
           -------------------
the aging of the Accounts Receivable. All Accounts Receivable (a) are valid and genuine, (b) arise out of bona fide sales and deliveries of goods, performance of services or other transactions in connection with the Business, and (c) are not subject to material defenses, setoffs or counterclaims to Seller's knowledge other than normal returns and allowances.

     4.11. Personal Property. Schedule 2.1.2(a) sets forth all items of tangible
           -----------------
personal property owned by Seller and used in the Business that is reflected on the September 30, 1999 Company Balance Sheet having an original cost of at least $100,000 as of September 30, 1999.

     4.12. Patents, Copyrights and Trademarks. The Seller or the Company has
           ----------------------------------
obtained registration of, holds licenses to, or has filed applications to register the patents, copyrights, trademarks and service marks relating primarily to the Business (collectively, the "Business Intellectual Property") listed in Section 4.12 of the Disclosure Schedule. To the knowledge of the Seller, the Business Intellectual Property does not infringe upon any patents, registered copyrights, trademarks, service marks or applications that are owned or claimed by any third party, except in cases in which such infringement would not reasonably be expected to result in a Material Adverse Effect. To the knowledge of the Seller, all patents, registered copyrights, trademarks or service marks that are not listed in Section 4.12 of the Disclosure Schedule and that are used in the Business as formerly and presently conducted are not material or are embodied in or related to third-party products and technology that the Seller or the Company has lawfully purchased or licensed. To the knowledge of the Seller, the Seller or the Company (i) lawfully owns or possesses the right to use all proprietary information used in the conduct of the Business, and (ii) is not required to pay any royalty, license fee or similar type of compensation in connection with the conduct of the Business as a whole.

     4.13. Overtime, Back Wage, Vacation, Discrimination and Occupational Safety
           ---------------------------------------------------------------------
Claims. There are no claims pending or, to the knowledge of the Seller,
------
threatened against the Seller (whether under federal or state law, under any employment agreement or otherwise) asserted by any present or former employee of the Seller or any governmental agency, including, but not limited to, claims for or on account of
(a) wages, salary, severance or overtime pay, (b) vacation pay or pay in lieu of vacation time off, or (c) any violation of any Regulation relating to minimum wages or maximum hours of work. Except as disclosed in Section 4.24 of the Disclosure Schedule, there are no claims pending against Seller by any person (including any governmental agency) or, to the knowledge of the Seller, threatened under or arising out of, and the Seller is not subject to any judgment, order or inquiry relating to, any regulation relating to discrimination, occupational safety in employment or employment practices.

     4.14. Undisclosed Liabilities. Except as set forth in Section 4.14 of the
           -----------------------
Disclosure Schedule, to the knowledge of Seller, as of the date of the September 30, 1999 Company Balance Sheet the Purchased Assets were not subject to any material Liability which would constitute an Assumed Liability that has not been adequately reflected, reserved against or given effect to in the September 30, 1999 Company Balance Sheet that is required to be reflected on the September 30, 1999 Financial Statements in accordance with generally accepted accounting principles. To the knowledge of the Seller, as of the Closing Date the Purchased Assets will not be subject to any material Liability which would constitute an Assumed Liability that will not have been adequately reflected, reserved against or given effect to in the Closing Balance Sheet or in the Final Balance Sheet that is required to be reflected on the September 30, 1999 Financial Statements in accordance with generally accepted accounting principles.

     4.15. Full Disclosure. There are no materially misleading statements in any
           ---------------
of the representations and warranties made by the Seller in this Agreement, in any Schedule, or in any of the certificates or instruments delivered by the Seller pursuant hereto, and the Seller has not omitted any fact necessary to make such representations and warranties not materially misleading.

     4.16. Occupancy Agreements. Except for the agreements set forth in Section
           --------------------
4.16 of the Disclosure Schedule, (the "Occupancy Agreements") there are no material leases or other agreements relating to the possession, occupancy, rights of first refusal or options to purchase or lease of any portion of the Owned Real Property.

     4.17. "Foreign Person" Status. Seller is not a "foreign person" within the
           -----------------------
meaning of (S)1445 of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code").

     4.18. Eminent Domain; Zoning. Except as disclosed in Section 4.18 of the
           ----------------------
Disclosure Schedule, to Seller's knowledge, there are no actions, litigation or proceedings pending, contemplated or threatened to take all or any portion of the Real Property, or any interest therein, by eminent domain or to modify the zoning of, the Real Property.

     4.19. Absence of Certain Changes or Events. Except as disclosed in Section
           ------------------------------------
4.19 of the Disclosure Schedule, the HPI SEC Reports filed and publicly available prior to the date hereof or as disclosed on the September 30, 1999 Company Balance Sheet, or as contemplated hereunder, since December 31, 1998, neither Seller nor the Company has with respect to the Business or the Purchased
Assets:

          4.19.1.   Material Obligations. Incurred any obligation or liability
                    --------------------
(fixed or, to Seller's knowledge, contingent) material to the Business or the Purchased Assets which would constitute an Assumed Liability, except normal trade or business obligations and liabilities incurred in the ordinary course of business and obligations and liabilities in connection with the Transactions;

          4.19.2.   Additional Liens. Mortgaged, pledged or subjected to any
                    ----------------
material lien, security interest or other encumbrance any of the Purchased Assets, (other than Existing Liens);

          4.19.3.   Disposition of Purchased Assets. Transferred, leased or
                    -------------------------------
otherwise disposed of any material portion of the Purchased Assets, except those acquired, disposed of, sold or consumed in the ordinary course of business;

          4.19.4.   Compromise of Debts or Claims. Canceled or compromised any
                    -----------------------------
material debt or claim relating primarily to the Business, except in the ordinary course of business;

          4.19.5.   Waiver of Material Rights. Waived or released in writing any
                    -------------------------
rights of material value to the Business or the Purchased Assets;

          4.19.6.   Rights in Licenses, Trademarks, Patents. Transferred or
                    ---------------------------------------
granted any material rights under any material Intellectual Property relating primarily to the Business (other than licenses granted by Seller or the Company in the ordinary course of business);

          4.19.7.   Employee Compensation. Made or granted any material wage or
                    ---------------------
salary increase applicable generally to any group or classification of employees working exclusively for the Business (other than in connection with Seller's or the Company's general salary plan), entered into any written employment contract with any officer or employee of Seller or the Company working exclusively for the Business or made any material loan to, or entered into any material transaction of any other nature with, any officer or employee of Seller or the Company working exclusively for the Business;

          4.19.8.   Material Contracts. Entered into any Material Contract,
                    ------------------
except for (i) Contracts listed in Section 4.22 of the Disclosure Schedule, (ii) the Transaction Documents, and (iii) sales or purchases in the ordinary course of business; or

          4.19.9.   Casualty Loss. Experienced any material damage, destruction
                    -------------
or loss (whether or not covered by insurance) to the Purchased Assets in excess of $300,000; or

          4.19.10.  Material Adverse Change. Experienced any adverse change in
                    -----------------------
the financial condition, business, properties or assets of the Business or the Purchased Assets that would reasonably be likely to result in a Material Adverse Effect other than any such adverse change which results from economic conditions which generally affect the industry in which the Seller operates or from economic conditions generally.

     4.20. Title to Purchased Assets, Absence of Liens and Encumbrances. Company
           ------------------------------------------------------------
has good and valid title to all of the Purchased Assets (except for leased Purchased Assets), in each case free and clear of all Liens, other than the liens described in clauses (a)-(g) (collectively, "Existing Liens"): (a) liens for taxes not yet due, (b) liens arising under the Bank of America Loan Agreement, (c) imperfections in title, if any, not material in amount and which, individually or in the aggregate, do not materially interfere with the conduct of the Business, or the use of the Purchased Assets, (d) liens in the ordinary course of business consistent with past practice, (e) the matters set forth Section
4.20 of the Disclosure Schedule, (f) matters disclosed by the Preliminary Title Report and any supplements thereto or otherwise of record, and (g) matters which would be disclosed by a physical inspection or a current survey of the Real Property. At the time of Closing, Seller will have good and valid title to all of the Purchased Assets (except for leased Purchased Assets), in each case free and clear of all Liens other than the liens described in clauses (a), (c), (e),
(f) and (g). Seller or the Company has, in all material respects, the valid right to use, and enjoys peaceful and undisturbed possession of, all personal property leased by it in the conduct of the Business. Except for vehicles and equipment leased to the Seller under leases disclosed in Section 4.20 of the Disclosure Schedule, as of the Closing no person other than the Seller will own any material vehicles, equipment or other tangible assets or properties necessary in or used primarily in the operation of the Business.

     4.21. Sufficiency and Condition of Purchased Assets. The Purchased Assets,
           ---------------------------------------------
taken as a whole, constitute all the material properties and assets relating to or used or held for use in connection with the Business during the past 12 months (except for assets or rights sold, disposed of or consumed in the ordinary course of business and the Excluded Assets). Except for the Excluded Assets, there are no material assets or properties used primarily in the operation of the Business that, as of the Closing, will be owned by a Person other than the Seller that will not be licensed or leased to the Buyer under valid, current license arrangements or leases. All vehicles, equipment and other tangible assets and properties, taken as a whole and not individually, whether owned or leased, that are part of the Purchased Assets, are in good operating condition (ordinary wear and tear excepted), are usable in the ordinary course of business consistent with past practice, are free from any defects known to Seller, and, to Seller's knowledge, conform to all applicable regulations relating to their use and operations, except where the failure to be in good operating condition, free from defects known to Seller, usable in the ordinary course of business or in conformance with such regulations would not reasonably be expected to have a Material Adverse Effect.

     4.22. Material Contracts and Assigned Contracts. Section 4.22 of the
           -----------------------------------------
Disclosure Schedule sets forth each Contract (collectively, the "Material Contracts") that meets all of the following criteria: (a) that obligates Seller or the Company to pay an amount of $100,000 or more for any one Contract or series of related Contracts, and (b) by which any or all the Purchased Assets are bound or to which the Seller or the Company is a party and by which it is bound. Except as indicated on Section 4.22 of the Disclosure Schedule, Seller has made available to Buyer true and complete copies of all written Material Contracts, together with all amendments thereto, and accurate descriptions of all oral Material Contracts, listed, or required to be listed, on Section 4.22 of the Disclosure Schedule. Except as set forth in Section 4.22 of the Disclosure Schedule, to Seller's knowledge, (a) neither Seller, the Company nor the other parties thereto is in material breach of any such Material Contract any existing material default (including, but not limited to, any payment default) or event of material default or event that, with notice or lapse of time or both, would constitute such a material default. Seller or the Company has paid or accrued for, or will pay or accrue for prior to the Closing, all amounts due and owing prior to the Closing under the Assigned Contracts requiring the payment of a specific sum(s) of money on a specific date(s) or as the result of a specific occurrence(s). In addition, Seller or the Company has received all amounts due and owing it from the other parties to the Assigned Contracts requiring the payment of a specific sum(s) of money on a specific date(s) or as the result of a specific occurrence(s) (except to the extent such amounts are reflected as Accounts Receivable). All of the Assigned Contracts other than the Material Contracts were entered into in the ordinary course of business.

     4.23.  Leases.  Seller has made available to Buyer true and complete copies
            ------
of all of the Leases, together with all amendments thereto. Except as set forth in Section 4.23 of the Disclosure Schedule, the Leases related to the Real Property are in full force and effect and have not been modified, amended or supplemented in any way, are valid and enforceable in accordance with its terms for the periods stated therein. No material default (including, but not limited to, any payment default) or event of material default or event under any such Lease that, with notice or lapse of time or both, would constitute such a material default. Seller or the Company has paid or accrued for, or will pay or accrue for prior to the Closing, all amounts due and owing prior to the Closing under the Leases requiring the payment of a specific sum(s) of money on a specific date(s) or as the result of a specific occurrence(s).

     4.24.  Litigation.  Except as disclosed in the HPI SEC Reports or as
            ----------
disclosed in Section 4.24 of the Disclosure Schedule, there is no legal, administrative, arbitral or other proceeding, claim, action, or governmental or regulatory investigation of any nature pending or, to the knowledge of Seller, threatened against or affecting the Purchased Assets which, either alone or in the aggregate, could reasonably be likely to have a Material Adverse Effect.

     4.25.  Commissions.  Except as otherwise provided in Section 12.2 herein
            -----------
and except for an asserted finder's fee claimed by Jay Osman, neither the Seller nor any of its directors, officers, employees or agents have employed or incurred any liability to, any broker, finder or agent for any brokerage fees, finder's fees, commissions or other amounts with respect to the Transactions.

     4.26.  Labor and Employment Matters.  Except as set forth in Section 4.26
            ----------------------------
of the Disclosure Schedule, insofar as it relates to the Purchased Assets or the Business (a) there is no unfair labor practice charge or complaint against Seller or the Company pending, or, to Seller's knowledge, threatened in writing against Seller or the Company; (b) there is no labor strike, dispute, slowdown or stoppage pending or, to Seller's knowledge, threatened in writing against or materially affecting Seller or the Company; (c) there is no representation claim or petition pending before the National Labor Relations Board; (d) there are no collective bargaining agreements applicable to the employees of Seller or the Company and no such agreements are currently being negotiated, nor to Seller's knowledge has there been any organizational activity taking place with respect to the Business; and (e) during the past five (5) years with respect to the Business, neither Seller nor Company has conducted a lockout of any of its employees, nor has Seller or Company been subject to, or, to the knowledge of the Seller, threatened in writing with, any strike, slowdown, picketing or work stoppage by any union or other group of employees, any secondary boycott with respect to the products or services of the Business, or any other material labor trouble or other material occurrence, event or condition of a similar character. The Seller is in compliance with all regulations respecting employment and employment practices, terms and conditions of employment and wages and hours, except where the failure to be in such compliance would not reasonably be expected to have a Material Adverse Effect. There has been no "mass layoff" or "plant closing" as defined by the Worker Adjustment and Retraining Notification Act ("WARN") with respect to the Business within the 60 days prior to the date of this Agreement.

     4.27.  Severance Obligations. The consummation of the Transactions will not
            ---------------------
entitle any current or former employee who is or was employed by Seller or the Company exclusively in connection with the operation of the Business (the "Employees") to severance payment, provided that Buyer offers employment to each of the Employees under terms substantially identical to the terms under which such employee is currently employed.

     4.28.  Employee Benefit Plans.  Except as set forth in Section 4.28 of the
            ----------------------
Disclosure Schedule, there are no liens against the Purchased Assets under
Section 412(n) of the Internal Revenue Code or Sections 302(f) or 4068 of ERISA. Neither Seller nor any corporation, trade, business or other entity under common control with Seller, within the meaning of Sections 414(b), (c), (m) or (o) of the Internal Revenue Code, or under Section 4001 of ERISA (an "ERISA Affiliate") is or was obligated (a) to contribute to any plan subject to Title IV of ERISA other than a multiemployer plan within the meaning of Section 3(37) of ERISA, or
(b) to any multiemployer plan within the meaning of Section 3(37) of ERISA for any material amount of delinquent contributions thereto or for any amount on account of any withdrawal liability. As of the Closing, Buyer will have no obligation to contribute to, or any liability in respect of, (i) any employee benefit plan within the meaning of Section 3(3) of ERISA, or (ii) any other benefit arrangement, obligation, or practice, whether or not legally enforceable, to provide benefits, other than salary, as compensation for services rendered, to one or more present or former employees, directors, agents, or independent contractors, including, without limitation, any similar employment, severance or other arrangement or policy (whether written or oral) providing for insurance coverage (including self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, fringe benefits, or retirement benefits, or for profit sharing, deferred compensation, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits, executive compensation/severance policies or agreements, sick leave, vacation pay, any plans subject to Section 125 of the Internal Revenue Code ("Employee Benefit Plan"), sponsored or maintained by Seller or any ERISA Affiliate, or to which Seller or any ERISA Affiliate was obligated to contribute. The Seller and its ERISA Affiliates will not, in connection with the transactions contemplated by this Agreement, cease to provide any group health plan coverage to their employees in a manner which would cause Buyer to be deemed a successor employer of such Seller or its ERISA Affiliates within the meaning of Proposed Treasury Regulations Section 54.4980B-9 Q&A8(c). There are no pending or threatened claims by or on behalf of any Employee with respect to any Employee Benefit Plan, other than those made in the ordinary operation of such plans. No Employee Benefit Plan is presently under audit or examination (nor has notice been received of a potential audit or examination) by the IRS, the Department of Labor, or any other governmental entity, and no matters are pending with respect to any Employee Benefit Plan under the CAP or VCR programs set forth in Revenue Procedure 98-22. Section 4.28 of the Disclosure Schedule lists all Employee Benefit Plans sponsored, maintained or contributed to by Seller for the benefit of Employees working for the Business. Seller shall deliver to Buyer any amendments, summary plan descriptions, other descriptions, plan documents or other related documents for all Employee Benefit Plans sponsored, maintained or contributed to by Seller immediately before the Closing Date for the benefit of Employees working for the Business, which shall give Buyer sufficient information about the terms and provisions of such Employee Benefit Plans to enable Buyer to satisfy its obligations under Section 11.2.1 of this Agreement. In the event that Seller requests pursuant to Section 11.2.1 that Buyer cause a defined contribution plan qualified under Section 401(a) of the Internal Revenue Code and maintained or sponsored by Buyer or its Affiliates to accept assets from the Hollywood Park, Inc. 401(k) Investment Plan (the "Seller 401(k) Plan"), Seller shall make the following representations regarding the Seller 401(k) Plan: (i) the Seller 401(k) Plan has received a favorable determination letter from the Internal Revenue Service which has not been revoked, and Seller has no knowledge of any facts which could cause the revocation of such determination letter, (ii) the Seller 401(k) Plan has been maintained, operated, and administered substantially in accordance with its terms and with the requirements of the Internal Revenue Code and ERISA, and
(iii) all required contributions to the Seller 401(k) Plan have been timely made.

     4.29.  Operation of the Business.  Except as described on Section 4.29 of
            -------------------------
the Disclosure Schedule, (a) in all material respects, the Business has been conducted only through the Seller or the Company and not through any other divisions or any direct or indirect subsidiary or Affiliate of the Seller, and
(b) no material part of the Business has been operated by any Person other than the Seller or the Company. No Person other than the Seller or Company owns or possesses any material assets or properties that have been used in the Business, other than Persons who have granted to the Seller leasehold interests in or valid licenses to use other assets or properties used in the Business pursuant to Contracts; all Material Contracts with respect thereto are listed on Section
4.22 of the Disclosure Schedule.

     4.30.  Environmental Matters.  Except as disclosed in Section 4.30 of the
            ---------------------
Disclosure Schedule:

            4.30.1. Seller holds and is in material compliance with all permits, certificates, licenses and governmental approvals, consents and authorizations required under applicable Environmental Laws for Seller to own and operate the Business ("Environmental Permits");

            4.30.2. To Seller's knowledge, Seller and all real property owned, operated or leased by Seller are in material compliance with applicable Environmental Laws;

            4.30.3. To Seller's knowledge, neither the Business nor Seller has been notified by any Governmental Authority or third party (i) of any pending or threatened Environmental Claim against the Business or Seller in connection with the Business or

(ii) that either the Business or Seller in connection with the Business may be a potential responsible party for environmental contamination or any Release of Hazardous Substances;

            4.30.4. Neither the Business nor Seller in connection with the Business has entered into or agreed to any consent decree or order with respect to or affecting the Purchased Assets relating to compliance with any Environmental Law or to investigation or cleanup of Hazardous Substances under any Environmental Law;

            4.30.5. To Seller's knowledge, no Releases of Hazardous Substances have occurred at, from, in, on, to or under any property currently or formerly owned, operated or leased by the Business or Seller in connection with the Business or any predecessor of the Business or Seller in connection with the Business, and no Hazardous Substances are present in, on or about or are migrating to or from any such property that could reasonably be expected to give rise to an Environmental Claim by a Governmental Authority or third party against the Business or Seller;

            4.30.6. To Seller's knowledge, neither of the Business nor Seller in connection with the Business nor any predecessor thereof, have transported or arranged for the treatment, storage, handling, disposal or transportation of any material amount of any Hazardous Substance to any location that could reasonably be expected to result in an Environmental Claim against the Business or Seller;

            4.30.7. To Seller's knowledge, there is no amount of asbestos, ureaformaldehyde material, polychlorinated biphenyl containing equipment or lead paint containing materials in, at or on any property owned, leased or operated by the Business or the Seller in connection with the Business;

            4.30.8. There are no environmental investigations, studies, audits or tests in the possession of any Seller with respect to any property currently or formerly owned, leased or operated by either Seller in connection with the Business thereof which have not been delivered to Buyer prior to execution of this Agreement; and

            4.30.9. To Seller's knowledge, there are no aboveground or underground storage tanks located on, in or under any properties currently or formerly owned, operated or leased by the Business or Seller in connection with the Business or any predecessor of the Business or Seller in connection with the Business.

     4.31.  Guaranties.  There are no guaranties, letters of credit or
            ----------
performance bonds with respect to any obligations or liabilities of the Business which would be Assumed Liabilities.

     4.32.  Licenses and Compliance.  The Company and each of its directors,
            -----------------------
officers and gaming managers possess all licenses (including gaming licenses issued by the Mississippi Gaming Commission), permits, authorizations, approvals, findings of suitability, franchise and orders ("Company Permits") of any governmental or regulatory authority which are necessary for the Company to engage in the business of owning and operating the casino facilities and the businesses and operations owned and operated by the Company, each of which is in full force and effect in all material respects, except such permits, licenses, variances, exemptions, orders and approvals which the failure to hold, individually or in the aggregate, is not having and could not reasonably be expected to have a Material Adverse Effect. The Company is in compliance with the terms of the Company Permits and all other Federal, state, local or foreign statutes, rules, regulations, findings of suitability, license, registration or other authorization, including any condition or limitation thereon (including any Federal, foreign or state laws relating to currency transactions), except failures to so comply which, individually or in the aggregate, are not having and could not reasonably be expected to have a Material Adverse Effect. No event has occurred which permits, or upon the giving of notice or passage of time or both would permit, revocation, non-renewal, modification, suspension or termination of any Company Permit that currently is in effect the loss of which either individually or in the aggregate would reasonably be expected to have a Material Adverse Effect. The Company and each of its respective directors, officers and gaming managers are in compliance with the terms of the Company Permits, except for such failures to comply, which singly or in the aggregate, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No investigation or review by any governmental entity with respect to the Company is pending or, to the best knowledge of the Seller, threatened, nor has any governmental entity indicated an intention to conduct the same, other than those the outcome of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as disclosed in this Section 4.32, to the best knowledge of the Seller, neither the Company nor any director, officer of gaming manager of the Company has received any written claim, demand, notice, complaint, court order or administrative order from any governmental entity in the past three years, asserting that a license of it or them, as applicable, issued by the Mississippi Gaming Commission, should be revoked or suspended. The Seller knows of no facts, which, if known to the regulators under the Mississippi Gaming Laws, could reasonably be expected to result in the revocation or suspension of a license of the Company, or of any officer, directors or gaming manager, under any Mississippi Gaming Laws or would be reasonably expected to disqualify the Company from licensing by the Mississippi Gaming Commission. The Company has not suffered a suspension or revocation of any material license held under the Mississippi Gaming Laws.

     4.33.  Taxes.  Seller (i) has filed or will file in true and correct form
            -----
all Tax Returns required to be filed by it, and (ii) has timely paid or has made appropriate provision for on its or the HPI's balance sheet (in accordance with generally accepted accounting principles) all material taxes whether or not shown to be due on or with respect to such tax returns or claimed to be due from it by any governmental authority with respect to any liability for taxes, except in the case of clauses (i) or (ii) for failures which would not reasonably be expected to result in a Material Adverse Effect. There are no Liens with respect to taxes upon any of the Purchased Assets, except for current taxes not yet due.

     4.34.  Year 2000.  Except as disclosed in the HPI SEC Reports, Seller has
            ---------
taken all actions reasonable and appropriate to confirm that there will be no Material Adverse Effect to the Business or the Business' electronic systems or material interruptions in the Business by reason of the advent of the year 2000; provided, however, that no representation or warranty is being made with the
--------  -------
respect to Business' third party systems suppliers.

     4.35.  Leased Employees.  Seller does not employ and has not employed any
            ----------------
"leased employees" as defined in Section 414(n) of the Internal Revenue Code in connection with the Business.

     4.36.  Affirmative Action Programs.  Seller has not and does not presently
            ---------------------------
participate in, and is not required to participate in by any Law, any affirmative action programs.

     4.37.  Utilities.  To Seller's knowledge, all material water, sewer, gas,
            ---------
electric, telephone and all other utilities for the present use and operation of the Business are installed to the property lines thereof, are all connected and operating, are adequate to service such property as presently configured and to permit present usage of such property.

     4.38.  Real Property.  Schedule 2.1.1.(a) and Schedule 6.1.4 lists all of
            -------------   ------------------     --------------
the real property owned by Company.

5.   REPRESENTATIONS AND WARRANTIES OF BUYER.
     ---------------------------------------

     As an inducement for Seller to enter into this Agreement, Buyer represents and warrants to Seller that each of the following statements is true and correct as of the date hereof:

     5.1.   Organization, Corporate Power and Authority.  Buyer is a corporation
            -------------------------------------------
duly organized, validly existing and in good standing under the laws of the State of Mississippi and is duly qualified to do business as a foreign corporation in the jurisdictions in which Buyer conducts its business, except where the failure so to qualify will not have a material adverse effect on Buyer's ability to perform its obligations under the Transaction Documents. Buyer has all requisite corporate power and authority to acquire, own, lease and operate the Purchased Assets, to conduct the Business and to execute and deliver the Transaction Documents to which it is a party and to perform its obligations thereunder.

     5.2.   Authorization of Agreement.  The execution, delivery and performance
            --------------------------
by Buyer of the Transaction Documents to which it is a party, and the consummation by it of the Transactions, have been duly authorized by all necessary corporate action by Buyer. This Agreement has been, and each other Transaction Document to which Buyer is a party will be at the Closing, duly executed and delivered by Buyer and constitute, or will, when delivered, constitute, the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors' rights generally.

     5.3.   Effect of Agreement.  The execution, delivery and performance by
            -------------------
Buyer of the Transaction Documents to which it is a party, and the consummation by it of the Transactions, will not violate the Certificate of Incorporation or By-laws of Buyer or (assuming compliance with the matters referenced in Section
5.4 hereof) any law, regulation, order, judgment, award or decree of any Governmental Authority or any material indenture, material agreement or other material instrument to which Buyer is a party, or by which Buyer or its properties or assets are bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under, any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge, security interest or encumbrance of any nature whatsoever upon any of the properties or assets of Buyer, except to the extent the effect of any such violation, breach or default will not be materially adverse to Buyer's ability to fulfill its obligations under the Transaction Documents to which it is a party.

     5.4.   Approvals.  Except as set forth in Schedule 5.4 and except for
            ---------                          ------------
filings pursuant to the HSR Act and under the Mississippi Gaming Laws, no approval, authorization, consent or order or action of or filing with any court, administrative agency or other Governmental Authority is required to be obtained by Buyer for the execution and delivery by Buyer of the Transaction Documents to which it is a party or the consummation by it of the Transactions. Except as set forth on Schedule 5.4, Buyer has received all required consents from its
         ------------
lender(s) and any other parties necessary for Buyer to execute this Agreement and consummate the Transactions.

     5.5.   Commissions.  Except as otherwise provided in Section 12.2 herein
            -----------
and except as set forth on Schedule 5.5, neither Buyer nor any of its directors,
                           ------------
officers, employees or agents have employed, or incurred any liability to, any broker, finder or agent for any brokerage fees, finder's fees, commissions or other amounts with respect to the Transactions.

     5.6.   Financing.  PNG has delivered to Seller a true and complete copy of
            ---------
a letter from Lehman Brothers dated November 24, 1999 stating that Lehman Brothers is "highly confident" of its ability to arrange for at least $311,400,000 of financing to be used to fund the Cash Portion of the Purchase Price for the Transactions and the transactions contemplated by the Other Asset Purchase Agreement. There have been no changes or amendments to such Lehman Brothers letter. The information PNG has prepared and supplied to Lehman Brothers for purposes of issuing such letter is, in all material respects, true and correct, and neither PNG nor Buyer has any reason to believe that the conditions to funding identified in the Lehman Brothers' letter will not be satisfied by the Closing Date.

     5.7.   Investigation of the Purchased Assets.  Except as expressly provided
            -------------------------------------
in Sections 4.20 and 4.21 hereof, Buyer is purchasing the Purchased Assets without any warranties, representations or guaranties, either express or implied, from or on behalf of Seller, including, but in no way limited to, any warranty of condition, merchantability, habitability or fitness for a particular use or purpose, marketability, prospects for future development or compliance with law, and Buyer hereby expressly waives any such implied warranties or representations relating to the Purchased Assets or any matter affecting the Purchased Assets. Buyer has heretofore undertaken and will as of the Closing Date have made all such inquiries and investigations regarding the Purchased Assets and all matters relating thereto as Buyer deems necessary or appropriate under the circumstances, and that based upon the same, Buyer will be relying thereon and on the representations, warranties and other provisions set forth herein and in the Transaction Documents. All material prepared by third parties and delivered to Buyer by Seller, its agents, or any other person acting for or on behalf of Seller, whether in the form of maps, surveys, reports, studies, and all other review matters have been furnished by Seller to Buyer solely as a courtesy, and neither Seller nor its agents has verified the accuracy of such information or the qualifications of the persons preparing such information.

     5.8.   Licensing.  Neither PNG nor Buyer knows of no facts, which, if known
            ---------
to the regulators under the Mississippi Gaming Laws, could reasonably be expected to disqualify either of them, any of their subsidiaries or any of the Licensed Persons from licensing under the Mississippi Gaming Laws or which would prevent or materially delay the grant of licenses or approvals under the Mississippi Gaming Laws necessary for Buyer to consummate the Transactions. Neither PNG nor Buyer knows of any reason why either of them, any of their subsidiaries, or any of the Licensed Persons would be denied a gaming license or approval necessary under the Mississippi Gaming Laws to consummate the Transactions or of any reason why such licensing or approval would be materially delayed.

6.   COVENANTS OF SELLER.
     -------------------

     6.1.   Conduct of Business.  During the period from the date hereof to the
            -------------------
Closing Date, unless Buyer consents otherwise in writing (which consent shall not be unreasonably withheld), Seller shall, and shall cause Company to,:

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                                      -36-

            6.1.1.   Ordinary Course. Conduct the Business only in the ordinary
                     ---------------
course, except as contemplated by this Agreement;

            6.1.2.   Preservation of Goodwill. Use reasonable commercial efforts
                     ------------------------
to preserve the goodwill of those of its suppliers, customers and distributors having business relations with the Business;

            6.1.3.   Maintain Insurance.  Maintain any insurance coverage
                     ------------------
existing as of the date hereof against loss or damage to the Purchased Assets;

            6.1.4.   Sale of Purchased Assets.  Not transfer or encumber any of
                     ------------------------
the Purchased Assets except (a) for any transfer or encumbrance in the ordinary course of business and (b) the sale of the real estate parcels described on
Schedule 6.1.4 for which Seller or the Company shall be entitled to retain the
--------------
proceeds;

            6.1.5.   Maintenance of Purchased Assets.  Use reasonable commercial
                     -------------------------------
efforts to maintain the Purchased Assets, in the aggregate, in a condition comparable to their current condition, reasonable wear, tear and depreciation excepted, and except for Purchased Assets disposed of, sold or consumed in the ordinary course of business;

            6.1.6.   Assigned Contracts.  Not materially amend any Assigned
                     ------------------
Contract or be in default under any Material Contract (other than to the extent that the execution of this Agreement and the consummation of the Transactions may or may be alleged to constitute a default under any Material Contract);

            6.1.7.   Leases.  Not materially amend any Lease or be in default
                     ------
under any Lease (other than to the extent that the execution of this Agreement and the consummation of the Transactions may or may not be alleged to constitute a default under any Lease);

            6.1.8.   Charter and Bylaws.  Not materially amend its Certificate
                     ------------------
of Incorporation or bylaws in a manner that would have an adverse effect on the Transactions;

            6.1.9.   Employment Contracts.  Except for agreeing to any "stay
                     --------------------
bonuses" or special severance agreements, not materially increase the compensation or other remuneration of any of the Company's current officers or key Employees without Buyer's written approval, which approval shall not be unreasonably withheld.

            6.1.10.  Material Contracts.  Not to enter into, renew, extend,
                     ------------------
adjust or modify any Contract (excluding standing purchase orders for food and beverage items ordered in the ordinary course of business) that would obligate the Company or Seller to pay over the term of the contract more than $100,000, if made in the ordinary course of business, or $200,000, if not made in the ordinary course of business.

            6.1.11.  Capital Expenditures.  Continue with its capital
                     --------------------
expenditures based upon the Company's Capital Expenditure Budget for Fiscal Year 2000 which is attached hereto as Schedule 6.1.11 ("Budget") through the month
                                 ---------------
end ending on or prior to the Closing Date (the "Final Month End") equal to the capital expenditures called for by the Budget prorated on a monthly basis, with the failure to do being governed solely by the next sentence. In the event that by the Closing Date Seller or the Company has not made capital expenditures equal to capital expenditures called for by the Budget on a monthly prorated basis through the Final Month End, at the Closing Seller shall pay to Buyer the amount of the shortfall in capital expenditure spending. Conversely, in the event that by the Closing Date Seller or the Company has made capital expenditures in excess of the capital expenditures called for by the Budget on a monthly prorated basis through the Final Month End, at the Closing Buyer shall pay to Seller the amount of such excess in capital expenditure spending.

            6.1.12.  U.S. Highway 90.  Use reasonable efforts to continue
                     ---------------
processing the permits relating to the proposed road connecting the Business to U.S. Highway 90, provided, however, Seller will have no obligation to build such road.

            6.1.13.  Transfer of Employees.  Not transfer any current Employee
                     ---------------------
of the Business to HPI or any of its subsidiaries.

     6.2.   Access.  Seller will (a) during ordinary business hours and upon
            ------
reasonable notice from Buyer, permit Buyer and its authorized representatives to have access to all Purchased Assets, including without limitation books, records, offices and other facilities and properties of the Business, in order to make such inspections, tests, and investigations as Buyer shall deem appropriate, (b) furnish, as soon as reasonably practicable, to Buyer or its authorized representatives such financial and operating data and other information in Seller's possession with respect to the Purchased Assets as Buyer may from time to time reasonably request, (c) make available copies of all insurance policies covering the Purchased Assets and the Assumed Liabilities,
(d) make available to the Buyer a copy of each material report, schedule or other document (to the extent accessible to Seller without undue effort) filed or received by the Seller since November, 1996 with respect to the Purchased Assets with any Governmental Authority having jurisdiction over the Purchased Assets and (e) otherwise reasonably cooperate in the examination or audit of the Business by Buyer; provided, however, that (i) any such inspection shall be
                   -------- --------
conducted in such a manner as to not interfere unreasonably with the operation of the Purchased Assets, (ii) neither the Seller nor the Company shall be required to take any action that would constitute a waiver of the attorney-client privilege, (iii) neither the Seller nor the Company need supply the Buyer with any information that the Seller is legally prohibited from supplying and
(iv) with respect to customer data, Buyer's employees may only review customer data information at the premises of the Business and in the presence of representatives of Seller and Buyer shall not make copies of such information. Without Seller's prior written consent, Buyer shall not be entitled or permitted
(i) to perform or cause to be performed any invasive actions or any drilling, or
(ii) to initiate any inquiry or request (including any inquiry or request relating to any zoning variance, zoning change or conditional use permit) directed at any governmental official with respect to the Real Property; provided, however, that nothing in this clause shall be deemed to prevent Buyer from inspecting or reviewing any or all records of any federal, state, or local governmental authority. Buyer shall immediately repair any and all damage resulting from the acts or omissions of Buyer or Buyer's agents, employees, contractors, representatives or subcontractors relating to the whole or any part of the Real Property. Buyer shall indemnify, defend and hold Seller harmless from and against any and all claims and liens arising out of the respective activities of Buyer and its authorized representatives in and about the Real Property prior to the Closing or earlier termination of this Agreement.

     6.3.   No Solicitation.  Except as provided in this Section, Seller shall
            ---------------
not, and Seller shall cause its Affiliates and the respective officers, directors, employees, investment bankers, attorneys, accountants and other representatives and agents (collectively, "Representatives") of Seller and its Affiliates not to, directly or indirectly, initiate, solicit, encourage or participate in negotiations or discussions relating to, or provide any information to any person concerning, or take any action to facilitate the making of, any offer or proposal which constitutes or is reasonably likely to lead to any proposal (other than any proposal by Buyer or its Affiliates) regarding any sale, lease, exchange, transfer or other disposition of all or a substantial portion of the Business or the Purchased Assets, or any inquiry with respect thereto, or agree to approve or recommend any such proposal.

     6.4.   Consents.  As promptly as practicable after the date hereof, Seller
            --------
shall make all required filings with governmental bodies and other regulatory authorities, and use all reasonable efforts to obtain all permits, approvals, authorizations and consents of all third parties, required for Seller to consummate the Transactions. Seller and Buyer shall use reasonable efforts to obtain such consents to the assignment of the Contracts as may be required. Notwithstanding anything herein to the contrary, the parties hereto acknowledge and agree that at the Closing, Seller will not assign to Buyer any Contract that by its terms requires, prior to such assignment, the consent of any other contracting party thereto unless such consent has been obtained prior to the Closing Date. With respect to each such Contract not assigned on the Closing Date, after the Closing Date, Seller shall continue to deal with the other contracting party(ies) to such Contract as the prime contracting party, and Buyer and Seller shall use reasonable efforts to obtain the consent of all required parties to the assignment of such Contract. Such Contract shall be promptly assigned by Seller to Buyer after receipt of such consent after the Closing Date, and thereafter shall be deemed to be an Assigned Contract for all purposes hereunder. Notwithstanding the absence of any such consent, Buyer shall be entitled to the benefits of such Contract accruing after the Closing Date to the extent that Seller may provide Buyer with such benefits without violating the terms of such contract; Buyer agrees to perform at its sole expense all of the obligations of Seller to be performed under such Contract after the Closing Date.

     6.5.   Transfer of Purchased Assets to Seller. Prior to the Closing, Seller
            --------------------------------------
shall take all action necessary to transfer the Purchased Assets from its subsidiaries (by merger or otherwise) or to otherwise cause such entities to take such action as may be necessary so that the sale of the Purchased Assets contemplated hereby shall be completed on the Closing Date. In furtherance thereof, the Seller shall execute and deliver such additional instruments of conveyance and transfer as the Buyer may reasonably require, in order to more effectively vest in it, and put it in possession of, the Purchased Assets.

     6.6.   Supplement to Disclosures.  Between the date hereof and the Closing
            -------------------------
Date, Seller shall promptly disclose to the Buyer in writing any material information set forth in the Disclosure Schedules that is no longer complete, true or applicable and any material information of the nature of that set forth in the Disclosure Schedules that arises after the date hereof and that would have been required to be included in the Disclosure Schedules if such information had been obtained on the date of delivery thereof. For purposes of determining the accuracy of the representations and warranties contained in
Section 4 and the fulfillment of conditions precedent set forth in Section 8.1.3, the Disclosure Schedules shall be deemed to include only that information contained therein on the date of this

Agreement and as the same may be amended or supplemented with Buyer's consent; provided, however, that the disclosure by Seller to Buyer after the date hereof
-----------------
and prior to the Closing of such material information that arises after the date hereof (in the instance where Buyer does not consent to an amendment or supplement to the Disclosure Schedules) shall not be deemed a breach of any provision of this Agreement, but instead shall only relate to whether the conditions to Closing under Section 8.1.3 have been satisfied.

     6.7.   Solicitation of Employees.  For a period of two (2) years from the
            -------------------------
Closing Date, neither HPI nor any of its subsidiaries shall solicit the employment of any of the employees at the Business so long as they are employed by the Business; provided, however, that the foregoing shall not prohibit HPI or
                 --------  -------
any of its subsidiaries (a) from engaging in any general advertising or other indirect method of soliciting prospective new employees which is not intended to circumvent the foregoing provision or (b) from hiring any such employees who apply to HPI or any of its subsidiaries for employment on an unsolicited basis.

     6.8.   Non-Competition.  Except for projects described on Schedule 6.8, for
            ---------------                                    ------------
a period of five (5) years from the date hereof, neither HPI or any of its subsidiaries will operate a gaming operation, other than any currently existing gaming operation (as such operations may be expanded from time to time), within one hundred miles of the Business; provided, however, that the term "currently
                                   --------  -------
existing gaming operation" shall include gaming operations owned or operated by third parties. It is the desire and intent of the parties to this Agreement that this Section 6.8 be enforced to the fullest extent permissible under the law and public policies of each jurisdiction in which enforcement is sought. If this Section 6.8 is determined to be illegal or unenforceable in any jurisdiction - because it extends for too long a time, because its geographic scope is too great, because the business it covers is too broad or for any other reason or reasons - there shall be deemed to be made those changes, and only those changes, necessary so that it is valid and enforceable in such jurisdiction or jurisdictions.

     6.9.   Environmental Permits.  Seller shall use commercially reasonable
            ---------------------
efforts to cooperate with Buyer in the transfer from Seller to Buyer of all Environmental Permits.

     6.10.  Non-Solicitation of Unique Customers.  For purposes of this Section
            ------------------------------------
6.10, the term "Active Customers" means customers of the Business who in the twelve months prior to the Closing Date have either (i) registered points in the player point system of the Business or (ii) had their gaming play at the Business' table games tracked by the Business. For purposes of this Section 6.10, the term "Unique Customers" means customers who, as of the date hereof, are listed on the customer lists for the Business and who are not, as of the date hereof, listed on the customer lists of any other operating property of HPI or its subsidiaries (other than the customer list of the "Business" being purchased by Buyer under the Other Asset Purchase Agreement). From and after the date hereof until the second anniversary of the Closing Date, neither HPI nor any of its subsidiaries (other than Business or the "Business" being purchased by Buyer under the Other Asset Purchase Agreement) shall intentionally engage in any direct or targeted solicitation of any of the Unique Customers; provided, however, that the foregoing shall not prohibit HPI or any of its subsidiaries from engaging in any general advertising or other indirect method of soliciting customers which does not target any Unique Customers or which is otherwise not intended to circumvent the foregoing provision. On the Closing Date, Seller shall furnish to Buyer a list of the Active Customers who are also Unique Customers.

     6.11.  Monetary Liens.  Seller shall remove all monetary liens encumbering
            --------------
the Purchased Assets, including liens arising under the Bank of America Loan Agreement, unless caused by or created by Buyer or any agent of Buyer, prior to Closing.

     6.12.  Additional Financial Statements.  Seller shall provide such
            -------------------------------
cooperation as Buyer may reasonably request in connection with the preparation of audited financial statements of the Business which may be necessary for Buyer's Form 8-K relating to the Transactions, provided, however, that Buyer and
                                               --------  -------
Seller shall each be responsible for paying one-half the fees and costs of Arthur Andersen LLP or any other independent public accountants that assist Buyer in preparing and/or auditing such financial statements.

7.   COVENANTS OF BUYER.
     ------------------

     7.1.   Deposit.
            -------

            7.1.1.   Deposit.  Concurrently with Buyer's execution of this
                     -------
Agreement, Buyer shall deliver to Escrow Holder the sum of Three Million Dollars ($3,000,000), in cash or immediately available funds (the "Deposit"). The Deposit plus accrued interest thereon shall be credited against the Purchase Price at the Closing. In the event that the Closing does not occur for any reason prior to termination of this Agreement, the Deposit plus accrued interest thereon shall be refundable to Buyer, except where Closing does not occur as a result of (i) Buyer's failure to obtain the financing contemplated by Section
8.1.11 herein, (ii) a material breach by Buyer of any of its representations or warranties under this Agreement, (iii) a material breach by Buyer of any of its covenants under this Agreement, or (iv) the failure of the Mississippi Gaming Commission to grant to Buyer, its Affiliates and Licensed Persons all approvals and licenses necessary for Buyer to consummate the Transactions for any reason (provided that, if such failure to grant such approvals and licenses is either
(a) solely as a result of the Mississippi Gaming Commission's imposition of Specified Conditions on Buyer, or (b) solely as a result of the Mississippi Gaming Commission's failure to take any action with respect to Buyer's application for such approvals and licenses necessary to consummate the Transactions (provided that Buyer is using its reasonable efforts to diligently pursue all such approvals and licenses has not withdrawn its application to the Mississippi Gaming Commission or taken any action which would otherwise preclude or prevent the Mississippi Gaming Commission from taking such action with respect to Buyer's application), then this clause (iv) shall not entitle Seller to retain the Deposit plus accrued interest thereon), in which instances the Deposit plus accrued interest thereon shall be released by the Escrow Holder to Seller immediately upon Seller's written demand.

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                                      -41-

            7.1.2.   LIQUIDATED DAMAGES. IF THE CLOSING DOES NOT OCCUR UNDER THE
                     ------------------
CONDITIONS DESCRIBED UNDER CLAUSE (I), (II) OR (IV), BUT NOT CLAUSE (III), OF
SECTION 7.1.1 OF THIS AGREEMENT, BUYER AND SELLER AGREE THAT IT WOULD BE IMPRACTICAL OR EXTREMELY DIFFICULT TO FIX ACTUAL DAMAGES, AND THAT THE DEPOSIT PAID BY BUYER PLUS ACCRUED INTEREST THEREON ("LIQUIDATED DAMAGES") IS A REASONABLE ESTIMATE OF SELLER'S DAMAGES IN SUCH EVENT. RECEIPT OF SAID LIQUIDATED DAMAGES SHALL BE SELLER'S SOLE AND EXCLUSIVE REMEDY IN THE EVENT CLOSING DOES NOT OCCUR AS AFORESAID. SELLER AND BUYER ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTAND THE PROVISIONS OF THIS PARAGRAPH AND BY THEIR INITIALS IMMEDIATELY BELOW AGREE TO BE BOUND BY ITS TERMS. IN NO EVENT SHALL SELLER'S ACCEPTANCE OF THE LIQUIDATED DAMAGES BE A LIMIT OF ANY KIND ON BUYER'S INDEMNITY AND DEFENSE OBLIGATIONS IN THIS AGREEMENT.

     Seller's Initials:                 Buyer's Initials:
     Casino Magic Corp.                 BSL, INC.
     /s/ G.M.F.                         /s/ R.S.I.
     --------------------               ----------
     Its: Authorized Signatory          Its: Secretary / Treasurer

     7.2.   Title Matters.
            -------------

                    (a) Within three (3) days following mutual execution of this Agreement, Buyer shall request First American Title Insurance Company (the "Title Company"), to prepare a preliminary title report with respect to the Real Property setting forth the legal description of the Real Property and containing such exceptions as the Title Company would specify in a standard coverage form of owner's policy of title insurance with respect to the Owned Real Property and a standard coverage form of leasehold policy of title insurance with respect to the Leased Real Property and to deliver said preliminary title report to Buyer and Seller and, in addition, to deliver to Buyer and Seller legible copies of all documents of record or in its possession identified as exceptions in said preliminary title report (such preliminary title report and legible copies of documents are hereinafter collectively referred to as the "Preliminary Title Report").

                    (b) Buyer may, not later than twenty (20) days following the date of its receipt of the Preliminary Title Report (and also not later than twenty (20) days following the date of Buyer's receipt of any supplemental Preliminary Title Report modifying the legal description of the Real Property or containing exceptions not contained on the original Preliminary Title Report and not caused by Buyer, together with legible copies of all documents identified as additional exceptions), give written notice to Seller disapproving any items specified or identified in said Preliminary Title Report or supplemental Preliminary Title Report which, if not removed, would have a Material Adverse Effect on the operation of the Business, as conducted by Seller or the Company. If Buyer does not timely give notice of disapproval as aforesaid, then Buyer shall be deemed to have approved all items on the Preliminary Title Report and any supplemental Preliminary Title Report, as the case may be. Exceptions approved or deemed approved by Buyer pursuant to this
            Section 7.2 shall be referred to collectively as the "Permitted Exceptions".

                    (c) If Buyer shall timely give notice of disapproval as aforesaid, then Seller, at Seller's expense, may elect to attempt to remove any exception to title to which Buyer objects. If Seller is unable or unwilling to remove any such exception, Seller shall not be in default hereunder as a result hereof, and Buyer's sole remedy shall be to terminate this Agreement by written notice delivered to Seller and Escrow Holder within ten (10) business days after Seller has notified Buyer in writing of Seller's inability or unwillingness to remove such exception. In the event that Buyer terminates the Agreement pursuant to this subsection, the Deposit along with accrued interest shall be refunded upon written notice to Seller and Escrow Holder of Buyer's election to terminate the Agreement.

     7.3.   Permits and Consents.  As promptly as practicable after the date
            --------------------
hereof, but in any event no later than the deadlines described in the next two sentences, Buyer will, and will cause its Affiliates to, make all filings with governmental bodies and other regulatory authorities necessary in connection with the Transactions and it will cause the shareholders, officers and directors of Buyer and its Affiliates and any other persons required to file to make any required filings (collectively, such shareholders, officers, directors and other persons are referred to as "Licensed Persons"). In any event, Buyer and any Affiliate of Buyer which proposes to hold a gaming license shall, within 30 days from the date of this Agreement, file or cause to be filed all necessary applications under the Mississippi Gaming Laws and under the laws and regulations of any other jurisdiction in which PNG conducts gaming, racing, pari-mutuel or similar activities for itself and its shareholders, officers, directors and other personnel in order to obtain the necessary approvals under the Mississippi Gaming Laws and the laws and regulations of such other jurisdictions in order to consummate the Transactions. In any event, Buyer shall cause any and all of the Licensed Persons required to make filings to file within 45 days of the date of this Agreement all necessary applications for findings of suitability or other required approvals in order to obtain the necessary approvals under the Mississippi Gaming Laws and the laws and regulations of such other jurisdictions in order for Buyer to consummate the Transactions. Buyer use all reasonable efforts to obtain all permits, approvals, authorizations and consents of all third parties, required for Buyer to consummate the Transactions, including the filings pursuant to the Mississippi Gaming Laws. Buyer shall cause all Licensed Persons to cooperate with the Mississippi Gaming Commission, to provide such additional information as may be requested by the Mississippi Gaming Commission or its agents and to make themselves available for interviews by the Mississippi Gaming Commission or its agents if requested. Buyer, on behalf of itself, any of its Affiliates and the Licensed Persons, shall allow Seller and its counsel to make inquiry of the Mississippi Gaming Commission as to the status of Buyer's licensing and approval process and, upon Seller's request, shall provide documentation to that effect to the Mississippi Gaming Commission in order to permit Seller and its counsel to make such inquiry. Without limiting the foregoing, Buyer will notify Seller promptly of the receipt of comments or requests from governmental bodies or other regulatory authorities relating to such permits, approvals, authorizations and consents, and, on a regular basis, keep Seller apprised of the status of the approval process with such governmental bodies and other regulatory authorities. Buyer shall promptly advise Seller upon receiving any communication from any governmental body or other regulatory authority whose consent or approval is required for consummation of the Transactions which causes Buyer to believe that there is a reasonable likelihood that any such consent or approval will not be obtained or that the receipt of any such approval will be materially delayed. To the extent the Mississippi Gaming Commission, acting through its agents, requires different or additional financing commitments for financing of the Transactions and the transactions contemplated by the Other Asset Purchase Agreement than the financing contemplated as of the date of this Agreement to be provided by Lehman Brothers, Buyer shall use commercially reasonable efforts to obtain such commitments reasonably promptly, but no later than the date required by the Mississippi Gaming Commission or its agents, and if it fails to do so and such failure continues for thirty (30) days after the date required by the Mississippi Gaming Commission or its agents (but in no event later than the Outside Date specified in Section 3.1) or if Buyer fails to obtain such financing commitments within such time frame notwithstanding the use of commercially reasonable efforts, then in either case Seller shall have the right to terminate this Agreement and be entitled to retain the Deposit.

     7.4.   Key Management Employees.  Prior to the execution of this Agreement,
            ------------------------
Buyer has provided by letter to Seller dated the date hereof a list of the Company's key management employees ("Key Management Employees") with whom Buyer would like to enter into employment agreements to take effect on the Closing. Buyer may, not later than thirty (30) days following the date of this Agreement, terminate this Agreement based on its failure to enter into employment agreements with the Key Management Employees, provided Buyer has used its best efforts to do so. If Buyer does not timely give written notice of its decision to terminate this Agreement pursuant to this Section 7.4, then Buyer shall be deemed to have waived this condition to Closing and to have waived any right to terminate this Agreement by reason of such failure.

     7.5.   Access to Books and Records.  Except as otherwise provided herein,
            ---------------------------
Buyer shall maintain for at least five (5) years all original books, records, files, documents, papers and agreements pertaining to the Purchased Assets, the Assumed Liabilities or otherwise to the Business before the Closing. After the Closing, Buyer shall provide Seller and its representatives, during ordinary business hours and upon reasonable notice from Seller, with reasonable access to such original documents. If, at any time, Buyer proposes to dispose of any of such original documents, Buyer shall first provide Seller with 60 days written notice of such proposal and shall offer to deliver the original documents it wishes to dispose of to Seller at the expense of Seller. At the end of such 60 day period, Buyer may, without liability to Seller, dispose of any such original documents which Seller has not informed Buyer in writing that it desires to recover. Buyer acknowledges that Seller may make copies of such books, records, files, documents, papers and agreements for its own records.

     7.6.   Cooperation in Third-Party Litigation.  After the Closing, Buyer
            -------------------------------------
shall provide such cooperation as Seller or its counsel may reasonably request in connection with (a) any proceedings for which Buyer is entitled to indemnification from Seller under Section 9.2.1 hereof; and (b) the Excluded Liabilities. Such cooperation shall include, but not be limited to: (i) making available at the reasonable request of Seller or its counsel and permitting

Seller and its counsel, to make and retain copies of, any and all documents in the possession of or otherwise available to Buyer; (ii) making available upon the reasonable request of Seller or its counsel, employees and other persons within the control of or available to Buyer to consult with and assist Seller and its counsel and to prepare for and testify in connection with any proceedings, including depositions, trials and arbitration proceedings; and
(iii) making available at the reasonable request of Seller or its counsel such other resources as may be within the control of or available to Buyer. Seller shall reimburse Buyer for Buyer's reasonable, documented out-of-pocket expenses incurred (including such items as travel costs, but not including any employee salaries or overhead) in connection with fulfilling its obligations under this
Section 7.6.

     7.7.   [Intentionally omitted.]

     7.8.   Financing.  Buyer will, and will cause its Affiliates to, use
            ---------
commercially reasonable efforts to enter into definitive agreements providing for the financing of Buyer's acquisition of the Purchased Assets hereunder and
the transactions contemplated by the Other Asset Purchase Agreement   and to
obtain on the Closing Date the financing contemplated by such definitive financing agreements. Buyer shall periodically report to Seller on the status of such financing efforts and shall promptly notify Seller of material developments relating thereto. If Lehman Brothers or another financing source notifies a representative of Buyer that it has terminated its commitment or is no longer willing to finance the Transactions and the transactions contemplated by the Other Asset Purchase Agreement on terms and conditions that Buyer reasonably believes will satisfy the requirements of a Governmental Agency, then Buyer shall so notify Seller and unless Buyer provides Seller with a commitment from another financing source reasonably comparable to Lehman Brothers' or such other financing source's commitment, or if such commitment was not satisfactory for the requirements of any Governmental Agency, reasonably satisfactory for such requirements, within thirty (30) days after Buyer receives such notice from Lehman Brothers or such other financing source (but in no even later than the Outside Date specified in Section 3.1), Seller shall have the right to terminate this Agreement and be entitled to retain the Deposit.

     7.9.   Registration Statement.  [Intentionally omitted.]
            ----------------------

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                                      -45-

     7.10. Computer System Cut-Over. Notwithstanding the inclusion in the
           ------------------------
Purchased Assets of certain computer hardware, software, and networking capabilities used by the Seller in connection with the Business (the "Computer System"), the Buyer acknowledges and agrees that for a period of up to six (6) months following the Closing Date (the "Cut-Over Period"), the Seller shall be entitled to continue to use the Computer System as provided in this Section. Following the date hereof, Buyer and Seller shall cooperate with each other in using commercially reasonable efforts to develop a "firewall" between Seller's and Buyer's systems and data to be implemented as of the Closing Date for use during the Cut-Over Period. During the Cut-Over Period, the Buyer shall permit the Seller, at the Seller's request, to gain access to the Computer System both through visits to the casino location during reasonable business hours and remotely at such reasonable times as shall not materially disrupt the Buyer's business operations. The Seller shall be permitted to operate the Computer System and to input and derive data therefrom to support the Seller's other commercial enterprises and to provide services to the Seller's customers while the Seller is procuring new computer hardware, software, and networking capabilities and transferring to this new computer system all of the Seller's data resident on the Computer System. The Buyer shall abide by its obligations set forth in the final sentence of the final paragraph in Section 2.1 hereof with respect to all of the Seller's data stored on the Computer System and all other Seller information that the Buyer receives in connection with the Computer System. If in the course of using the Computer System as permitted under this Section the Seller comes to possess or gain access to any Buyer information (including, but not limited to, information comprising or incorporated in any of the Purchased Assets), the Seller shall (a) treat any such information as the confidential information of Buyer, (b) promptly notify Buyer that Seller possesses or has access to such information or property, and (c) cooperate fully with Buyer to return to Buyer or destroy such property promptly, as Buyer may direct at its option.

     7.11. Solicitation of Employees. For a period of two (2) years from the
           -------------------------
Closing Date, Buyer shall not solicit the employment of any of the employees of HPI or any of its subsidiaries so long as they are employed at such properties, except as expressly permitted pursuant to Section 11 herein; provided, however,
                                                             --------  -------
that the foregoing shall not prohibit Buyer (a) from engaging in any general advertising or other indirect method of soliciting new employees which is not intended to circumvent the foregoing provision or (b) from hiring any such employees who apply to Buyer for employment on an unsolicited basis.

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                                      -46-

8.   CONDITIONS PRECEDENT.
     ---------------------

     8.1.  Conditions Precedent to Obligations of Buyer. The obligations of
           --------------------------------------------
Buyer under this Agreement are subject, at the option of Buyer, to the satisfaction or waiver of each of the following conditions on or prior to the Closing Date:

           8.1.1.   Title to Real Property. Buyer shall have obtained the
                    ----------------------
unconditional commitment of the Title Company to issue its standard form of policy of title insurance (the "Title Policy") in favor of Buyer insuring Buyer as the fee owner of the Owned Real Property and as the lessee under the Leases, in the amount of the portion of the Purchase Price allocated to the Real Property subject to no exceptions except: (a) the exceptions approved or deemed approved by Buyer pursuant to Section 7.2; (b) property taxes for the current fiscal year not yet due and payable; (c) such other exceptions as may have been approved in writing by Buyer or imposed upon the Real Property by Buyer, with reinsurance and direct access agreements as required by Buyer.

           8.1.2.   HSR Act. All waiting periods under the HSR Act shall have
                    -------
expired or terminated.

           8.1.3.   Accuracy of Representations and Warranties. The
                    ------------------------------------------
representations and warranties of Seller contained in this Agreement or in any certificate delivered to Buyer pursuant hereto shall be true and correct on and as of the Closing Date as though made at and as of that date (except where such representation and warranty is made as of a date specifically set forth therein and except for Section 4.19.9 (Casualty Loss) as to which the subject matter thereof shall be governed by Section 12.14 herein), except where the failure to be true and correct relates to matters which could not reasonably be expected to have a Material Adverse Effect (except for those specific representations and warranties (or portions thereof) qualified as to a Material Adverse Effect, which shall be true and correct), and Seller shall have delivered to Buyer a certificate to that effect;

           8.1.4.   Compliance with Covenants. Seller shall in all material
                    -------------------------
respects have performed and complied with all terms, agreements, covenants and conditions of this Agreement to be performed or complied with by it at the Closing Date, and Seller shall have delivered to Buyer a certificate to that effect;

           8.1.5.   Opinion of Counsel for Seller. Buyer shall have received the
                    -----------------------------
favorable opinion of counsel to Seller, dated the Closing Date, as provided in
Section 3.5;

           8.1.6.   Legal Actions or Proceedings. No legal action or proceeding
                    ----------------------------
shall have been instituted or threatened in writing by any governmental agency seeking to restrain, prohibit, invalidate or otherwise affect the consummation of the Transactions;

           8.1.7.   Consents and Permits Obtained. Each party hereto shall have
                    -----------------------------
obtained all material consents and approvals required to be obtained from (a) any Governmental Authority (including licenses and approvals from the Mississippi Gaming Commission) and (b) the other parties to those Material Contracts set forth on Schedule 8.1.7, except where the failure to obtain such
                       --------------
consents or approvals is a result of a breach by Buyer and except where the failure to obtain any such consent or approval could not reasonably be expected, individually or in the aggregate with other such failures, to have a Material Adverse Effect; provided, however, this condition shall not be deemed
                           --------  -------
satisfied if any approval or consent from the Mississippi Gaming Commission is conditioned upon a requirement that Buyer construct hotel rooms on or near the premises of the Business or make capital expenditures totaling ten percent (10%) or more of the Purchase Price (determined without regard to any adjustments to the Purchase Price) (the conditions described in this proviso shall be referred to as the "Specified Conditions");

           8.1.8.   Key Management Employees. Buyer shall have entered into
                    ------------------------
employment contracts with the Key Management Employees pursuant to Section 7.4 (provided that this condition shall be waived or deemed waived by Buyer in the circumstances described in Section 7.4).

           8.1.9.   Other Transaction Documents. Seller shall have executed and
                    ---------------------------
delivered original counterparts of each Transaction Document (other than this Agreement) to which it is a party; and

           8.1.10.  Simultaneous Closing of Other Asset Purchase Agreement. The
                    ------------------------------------------------------
consummation of the transactions contemplated by the Other Asset Purchase Agreement shall occur simultaneously with the Closing.

           8.1.11.  Financing. Buyer and the "Buyer" under the Other Asset
                    ---------
Purchase Agreement shall have obtained financing for the Transactions and the transactions contemplated by the Other Asset Purchase Agreement having terms satisfactory to Buyer in an amount at least equal to $311,400,000 in the aggregate.

     8.2.  Conditions Precedent to Obligations of Seller. The obligations of
           ---------------------------------------------
Seller under this Agreement are subject, at the option of Seller, to the satisfaction or waiver of each of the following conditions at or prior to the Closing Date:

           8.2.1.   HSR Act. All waiting periods under the HSR Act shall have
                    -------
expired or terminated.

           8.2.2.    Accuracy of Representations and Warranties. The
                     ------------------------------------------
representations and warranties of Buyer contained in this Agreement or in any certificate delivered to Seller pursuant hereto shall be true and correct in all material respects on and as of the Closing Date as though made at and as of that date (except where such representation and warranty is made as of a date specifically set forth therein), and Buyer shall have delivered to Seller a certificate to that effect;

           8.2.3.   Compliance with Covenants. Buyer shall in all material
                    -------------------------
respects have performed and complied with all terms, agreements, covenants and conditions of this Agreement to be performed or complied with by it at the Closing Date, and Buyer shall have delivered to Seller a certificate to that effect;

           8.2.4.   Legal Actions or Proceedings. No legal action or proceeding
                    ----------------------------
shall have been instituted or threatened in writing by any governmental agency seeking to restrain, prohibit, invalidate or otherwise affect the consummation of the Transactions;

           8.2.5.   Opinion of Counsel for Buyer. Seller shall have received the
                    ----------------------------
favorable opinion of counsel to Buyer, dated the Closing Date, as provided in
Section 3.5;

           8.2.6.   Consents Obtained. Each party hereto shall have obtained all
                    -----------------
material consents and approvals required to be obtained from (a) any Governmental Authority, and (b) the other parties to those Material Contracts set forth on Schedule 8.1.7;
             --------------

           8.2.7.   Purchase Price. Buyer shall have delivered the Purchase
                    --------------
Price in accordance with Section 3.3;

           8.2.8.   Other Transaction Documents. Buyer shall have executed and
                    ---------------------------
delivered original counterparts of each Transaction Document to which it is a party;

           8.2.9.   Releases. Seller shall have obtained any consents required
                    --------
under (i) the Bank of America Loan Agreement, including, without limitation, the release of any liens on the Purchased Assets, and (ii) the Leases, including, without limitation the release of Company and any guarantor of Company from any liability accruing under the Leases from and after the Closing Date; and

           8.2.10.  Simultaneous Closing of Other Asset Purchase Agreement. The
                    ------------------------------------------------------
consummation of the transactions contemplated by the Other Asset Purchase Agreement shall occur simultaneously with the Closing.

9.   SURVIVAL OF REPRESENTATIONS; INDEMNIFICATIONS.
     ----------------------------------------------

     9.1.  Survival of Representations. The representations and warranties set
           ---------------------------
forth in Sections 4.1, 4.2, 4.3, 4.33, 5.1, 5.2 and 5.3 shall survive indefinitely. All other representations or warranties contained herein shall survive until three (3) years from the Closing Date and shall then expire. Upon the expiration of a representation or warranty pursuant to this Section 9.1, unless written notice of a claim based on such representation or warranty specifying in reasonable detail the facts on which the claim is based shall have been delivered to the Indemnifying Party prior to the expiration of such representation or warranty, such representation or warranty shall be deemed to be of no further force or effect, as if never made, and no action may be brought based on the same, whether for breach of contract, tort or under any other legal theory.

     9.2.  Agreements to Indemnify.
           -----------------------

           9.2.1.   Seller Indemnity. Subject to the terms and conditions of
                    ----------------
this Section 9, Seller hereby agrees to indemnify, defend and hold Buyer harmless from and against all Losses incurred by Buyer and Buyer's employees, directors, officers, shareholders and agents resulting from (a) a breach of any representation, warranty or covenant of Seller

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                                      -49-
made in this Agreement, (b) any liabilities or obligations of Seller other than the Assumed Liabilities, (c) any action, suit or proceeding with respect to the Business pending or overtly threatened against Seller or Company to the extent arising from or based on facts occurring before the Closing Date or (d) non-monetary liens capable of removal by payment and objected to by Buyer in accordance with Section 7.2, other than those caused by Buyer or its agents.

           9.2.2.   Buyer Indemnity. Subject to the terms and conditions of this
                    ---------------
Section 9, Buyer hereby agrees to indemnify, defend and hold Seller harmless from and against all Losses incurred by Seller and Seller's employees, directors, officers, shareholders and agents resulting from (a) a breach of any representation, warranty or covenant of Buyer made in this Agreement, (b) the failure of Buyer to pay, perform and discharge when due the Assumed Liabilities, or (c) the conduct of the Business after the Closing or (d) any and all actions, suits and proceedings commenced or any other claims or demands asserted against Buyer, Seller or the Company after the Closing Date with respect to the Business except for those actions, suits and proceedings which are the responsibility of Seller under Section 9.2.1(c).

           9.2.3.   Indemnification Threshold and Limit. No claim for
                    -----------------------------------
indemnification under 9.2.1 and 9.2.2 hereof or Sections 9.2.1 and 9.2.2 of the Other Asset Purchase Agreement will be made by either party hereunder or by the parties to the Other Asset Purchase Agreement unless the aggregate of all Losses incurred by any such party (with the Losses of Seller under this Agreement and the Losses of "Seller" under the Other Asset Purchase Agreement being aggregated for this purpose) otherwise indemnified against hereunder exceeds $1,000,000 and only to the extent of any such Losses in excess of $1,000,000; provided, however that the amount of claims Buyer is obligated to bear under Section 9.2.1(d) hereof and Section 9.2.1(d) of the Other Asset Purchase Agreement by reason of the foregoing clause shall in no event exceed, in the aggregate, $200,000. Notwithstanding any other provisions of this Agreement or the Other Asset Purchase Agreement, the obligations of Seller and the "Seller" under the Other Asset Purchase Agreement under the indemnity provisions set forth in Section 9.2.1(a) hereof and Section 9.2.1(a) of the Other Asset Purchase Agreement, shall in no event exceed, in the aggregate, $8,000,000.

           9.2.4.   Subrogation. If the Indemnifying Party makes any payment
                    -----------
under this Section 9 in respect of any Losses, the Indemnifying Party shall be subrogated, to the extent of such payment, to the rights of the Indemnified Party against any insurer or third party with respect to such Losses; provided, however, that the Indemnifying Party shall not have any rights of subrogation with respect to the other party hereto or any of its Affiliates or any of its or its Affiliates' officers, directors, agents or employees.

           9.3.     Conditions of Indemnification. The respective obligations
                    -----------------------------
and liabilities of the Indemnifying Party to the Indemnified Party under Section
9.2 shall be subject to the following terms and conditions:

           9.3.1.   Notice. Within 15 days after receipt of notice of
                    ------
commencement of any action or the assertion of any claim by a third party (but in any event at least ten days preceding the date on which an answer or other pleading must be served in order to prevent a judgment by default in favor of the party asserting the claim), the Indemnified Party shall give the Indemnifying Party written notice thereof together with a copy of such claim, process or other legal pleading, and the Indemnifying Party shall have the right to undertake the defense thereof by representatives of its own choosing that are reasonably satisfactory to the Indemnified Party. Notwithstanding the Indemnifying Party's undertaking of such defense, the Indemnified Party shall have the right to engage its own counsel, at its own expense, and participate in the defense of the claim; provided, however, that the Indemnifying Party shall retain the right in its sole and absolute discretion to make all decisions with respect to the defense, settlement or compromise of such claim, provided that the Indemnifying Party remains liable for any payments due under any such settlement or compromise.

           9.3.2.   Failure to Assume Defense. If the Indemnifying Party, by the
                    -------------------------
fifteenth day after receipt of notice of any such claim (or, if earlier, by the fifth day preceding the day on which an answer or other pleading must be served in order to prevent judgment by default in favor of the person asserting such claim), does not elect to defend against such claim, the Indemnified Party will (upon further notice to the Indemnifying Party) have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account and risk of the Indemnifying Party; provided, however, that the Indemnified Party shall not settle or compromise such claim without the Indemnifying Party's consent, which consent shall not be unreasonably withheld; and provided further that, the Indemnifying Party shall have the right to assume the defense of such claim with counsel of its own choosing at any time prior to settlement, compromise or final determination thereof.

           9.3.3.   Claim Adverse to Indemnifying Party. Notwithstanding
                    -----------------------------------
anything to the contrary in this Section 9.3, if there is a reasonable probability that a claim may materially adversely affect the Indemnifying Party other than as a result of money damages or other money payments, the Indemnifying Party shall have the right, at its own cost and expense, to compromise or settle such claim, but the Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party a release from all liability in respect of such claim.

           9.3.4.   Cooperation. In connection with any such indemnification,
                    -----------
the Indemnified Party will cooperate in all reasonable requests of the Indemnifying Party.

           9.4.     Remedies Exclusive. The remedies provided in this Section 9
                    ------------------
shall be the exclusive remedy for monetary damages (whether at law or in equity). None of either party's officers, employees, agents, stockholders, consultants, investment bankers, legal advisers or representatives shall have any personal liability or obligation to the other party in connection with the Transactions contemplated by this Agreement or in respect of any statement, representation, warranty or assurance of any kind made by such party, its representatives or any other person.

           9.5.     Damages. Notwithstanding anything to the contrary elsewhere
                    -------
in this Agreement or any other Transaction Document, no party (or its Affiliates) shall, in any event, be liable to the other party (or its Affiliates) for any consequential damages, including, but not limited to, loss of revenue or income, cost of capital, or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement. Each party agrees that it will not seek punitive damages as to any matter under, relating to or arising out of the Transactions.

10.  TERMINATION.
     ------------

     This Agreement may be terminated at any time on or prior to the Closing
Date:

     10.1. Injunction. By either party if any court of competent jurisdiction in
           ----------
the United States shall have issued an order (other than a temporary restraining order), decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Transactions and such order, decree, ruling or other action shall have become final and non-appealable.

     10.2. Mutual Agreement. By mutual written agreement of the parties.
           ----------------

     10.3. Termination Date. By either party if the Closing shall not have
           ----------------
occurred by the Outside Date as provided in Section 3.1 hereof (provided that the right to terminate this Agreement pursuant to this Section 10.3 shall not be available to any party who has materially breached any representation, warranty or covenant of this Agreement).

     10.4. Material Breach. By either Buyer or Seller, if there has been a
           ---------------
breach on the part of the other party of its representations or warranties set forth herein (so long as, in the case of representations and warranties of Seller, such breach relates to matters that could reasonably be expected to have a Material Adverse Effect) or a material breach on the part of the other party of its covenants set forth herein; provided, however, that if such breach is susceptible to cure the breaching party shall have twenty (20) business days after receipt of written notice from the other party of its intention to terminate this Agreement pursuant to this Section 10.4 in which to cure such breach or, if such cure cannot be effected within such 20 business day period, then the breaching party shall commence pursuing a cure within such period and the other party shall not have the right to terminate this Agreement as long as the breaching party is diligently pursuing a cure.

     10.5. Uncured Asset Loss. By either Seller or Buyer, pursuant to Section
           ------------------
12.14 hereof.

     10.6. Failure to Enter Into Employment Agreements with Key Management
           ---------------------------------------------------------------
Employees. By Buyer, pursuant to Section 7.4 hereof provided that such
---------
termination right be exercised, if at all, within the time frame described in such Section.

     10.7. Rejection or Withdrawal of Buyer's Application for Gaming Approval;
           ------------------------------------------------------------------
Failure to Secure Replacement Financing. By Seller, (a) if the Mississippi
---------------------------------------
Gaming Commission rejects Buyer's application for approval of the Transactions or the transactions contemplated by the Other Asset Purchase Agreement or if Buyer withdraws such application or (b) under the circumstances entitling Seller to terminate this Agreement under Sections 7.3 and 7.8 hereof.

     10.8. Conditions No Longer Capable of Satisfaction. By either party if any
           --------------------------------------------
of the conditions to such party's obligation to consummate the Transaction specified in Section 8 have not been met or waived by such party and as such condition is no longer capable of satisfaction.

     10.9. Effects of Termination. If this Agreement is terminated pursuant to
           ----------------------
this Section 10, all obligations of the parties hereunder (except for this Section 10 and Sections 6.2 (last two sentences), 7.1.1 (last sentence), 7.1.2, 9.5, 11.1, 11.8, 12.2, 12.6, 12.8, 12.9, 12.10 and 12.11) shall terminate without liability of any party to any other party; provided, however, that no termination shall relieve any party from any liability arising from or relating to a willful breach prior to termination or willful failure to perform its obligations hereunder.

11.  OTHER COVENANTS.
     ----------------

     11.1. Announcements. Each party agrees not to make, nor cause to be made,
           -------------
any news releases or other public announcements pertaining to the Transactions without first consulting the other party and attempting to formulate a mutually satisfactory arrangement for such disclosure, and in any case will make an announcement thereafter without the consent of the other only to the extent it believes in good faith that disclosure is required by applicable law or by obligations pursuant to any rules of or listing agreement with any national securities exchange or the Nasdaq National Market System. The commencement of litigation relating to this Agreement or any proceedings in connection therewith shall not be deemed a violation of this Section 11.1.

     11.2. Employment Matters.
           ------------------

           11.2.1.  Offers of Employment. Buyer agrees that it will offer
                    --------------------
employment to all active Employees, and all Employees on approved leaves of absence of 90 days or less, currently working exclusively for the Business on the Closing Date. Each such Employee shall be offered such employment at a minimum of his or her basic annual salary (including any stay bonuses and other bonuses) in effect on the date of this Agreement. Buyer shall treat each Hired Employee's service with Seller or the Company prior to the Closing in the same manner as such service has been recognized by Seller or the Company for purposes of determining seniority rights and with respect to accrued but unused vacation and/or sick pay, except where recognition of such service would result in duplication of benefits provided. In addition, for a period of one (1) year after the Closing Date, each Employee that continues to be employed by Buyer shall be eligible to receive benefits under Employee Benefits Plans sponsored or maintained by Buyer or its Affiliates, or to which Buyer or its Affiliates contribute (and for the costs of which Seller shall not be responsible), which, in the aggregate, are substantially similar to the benefits for which such Employee was eligible immediately before the Closing Date under the Employee Benefit Plans maintained or sponsored by Seller or its Affiliates, or to which Seller or its Affiliates contributed. Each Employee's period of service and compensation history with Seller or its Affiliates shall be counted strictly for purposes of determining eligibility for, and the amount and vesting of, benefits under each Employee Benefit Plan maintained or sponsored by Buyer or its Affiliates, or to which Buyer or its Affiliates contribute. Each Employee shall be covered as of his date of hire under such Employee Benefit Plan maintained or sponsored by Buyer or its Affiliates, or to which Buyer or its Affiliates contribute, providing health care benefits (whether or not through insurance) without regard to any waiting period or any condition or exclusion based on any pre-existing conditions, medical history, claims experience, evidence of insurability, or genetic factors, and shall receive full credit for any co-payments or deductible payments, or account balances under any cafeteria or flexible spending plan made before the Closing Date to the extent Seller transfers the amount of such account balances under such cafeteria or flexible spending plan to Buyer or Buyer's Employee Benefit Plans. As of the Closing Date, or as soon as practicable thereafter, Seller shall make all required contributions to the HPI 401(k) Investment Plan and all other Employee Benefit Plans sponsored or maintained by Seller for all periods before the Closing Date. Upon the request of Seller made within one (1) year after the Closing Date, Buyer shall cause a defined contribution plan qualified under Section 401(a) of the Internal Revenue Code and maintained or sponsored by Buyer or its Affiliates to accept from the HPI 401(k) Investment Plan a plan-to-plan transfer under Section 414(l) of the Internal Revenue Code of the assets allocated to the accounts of Employees and of the liabilities attributable thereto.

           11.2.2.  Personnel Records. After the date hereof but prior to the
                    -----------------
Closing Date, Buyer and Seller shall issue a joint letter notifying all Employees that Buyer is purchasing the Business and intends to make offers of employment to all Employees. The letter shall indicate that all Employees interested in being eligible to receive an employment offer from Buyer should consent to the release of its personnel file to Buyer prior to Closing. Prior to Closing, Seller shall transfer to Buyer personnel records of each Employee who has consented to the transfer of such records. Notwithstanding the foregoing, Buyer shall not have access to personnel records of Seller or the Company relating to individual performance or evaluation records, medical histories or other information which in Seller's or the Company's reasonably good faith opinion is prohibited by law. Buyer shall have no obligation under this Agreement to make an offer of employment to any Employee who does not consent to the release of its personnel file to Buyer prior to Closing. Prior to the Closing Date, Seller shall transfer to Buyer compensation and service history of each Hired Employee.

           11.2.3.  Payment of Accrued Wages, Bonus and Expenses. Seller or the
                    --------------------------------------------
Company shall pay all accrued but unpaid wages and earned but unused vacation, in each case as of the Closing Date, to any Employee that does not accept Buyer's offer of employment. To the extent any Hired Employee has accrued but unpaid wages, accrued bonuses or earned but unused vacation as of the Closing Date, Seller or the Company shall either (i) pay to such Hired Employee such amounts as such Hired Employee is entitled to receive as of the Closing Date, or
(ii) pay to Buyer (in the form of a reduction in the Cash Portion of the Purchase Price pursuant to Section 3.3.2.2 hereof) the collective amount of such accrued but unpaid wages, accrued bonuses and earned but unused vacation (together with any Social Security taxes, FICA, and payroll expenses in respect of wages accrued prior to the Closing Date), which amount Buyer shall pay to such Hired Employees in such amounts and at such times as such amounts are due to such Hired Employees. Buyer shall be responsible for Social Security taxes, FICA, and payroll expenses in respect of wages accrued prior to the Closing paid to Buyer by Seller (or credited against the Cash Portion of the Purchase Price).

     11.3.   Cooperation.  Each party hereto agrees, both before and after the
             -----------
Closing, to execute any and all further documents and writings and to perform such other reasonable actions which may be or become necessary or expedient to effectuate and carry out the Transactions (which shall not include any obligation to make payments). In connection with filings to governmental bodies and other regulatory agencies required to consummate the Transactions, Buyer and Seller agree, upon reasonable request from the other, to furnish promptly all information in its possession relating to such filings and not otherwise available to the requesting party.

     11.4.   Excluded Assets.  If, after the Closing Date, Excluded Assets,
             ---------------
including, but not limited to, proprietary information of Seller, shall remain on the Real Property, then Buyer shall take reasonable efforts to deliver such Excluded Assets to Seller at the expense of Seller and, so long as such information shall remain on the Real Property, Buyer shall exercise the same reasonable degree of care with respect thereto as it does with respect to its own property.

     11.5.   Tax Cooperation.  After the Closing, the parties shall, and shall
             ---------------
cause their respective Affiliates to, cooperate with each other in the preparation of all tax returns and shall provide, or cause to be provided, to such other party any records and other information reasonably requested by such party in connection therewith as well as access to, and the cooperation of, the auditors of such other party and its Affiliates. After the Closing, the parties shall, and shall cause their respective Affiliates to, cooperate with the other party in connection with any tax investigation, tax audit or other tax proceeding relating to the Business, including Buyer making its employees available to testify on the behalf of Seller or the Company in connection with any such investigation, audit or other proceeding. Any information obtained pursuant to this Section relating to taxes shall be kept confidential by the other party.

     11.6.   Exchange Cooperation. Buyer acknowledges that Seller may transfer
             --------------------
the Real Property and/or the casino buildings to Buyer as part of a tax-deferred exchange by Seller pursuant to Section 1031 of the Internal Revenue Code, and that Seller has the right to restructure all or a part of the within transaction as provided in Internal Revenue Code (S) 1031 as a concurrent or delayed (non-simultaneous) tax deferred exchange for the benefit of Seller. Buyer agrees to cooperate, and if requested by Seller, to accommodate Seller in any such exchange, provided that (i) such cooperation and/or accommodation shall be at no further cost or liability to Buyer and Seller hereby indemnifies Buyer in connection therewith; and (ii) the restructuring of the within transaction shall not prevent nor delay the Closing beyond the Closing Date. Seller, in electing to structure the sale as an exchange, shall have the right to substitute another entity or person, who will be Seller's accommodator in Seller's place and stead. Buyer and Seller acknowledge and agree that such substitution will not relieve the herein named Seller of any liability or obligation hereunder, and Buyer shall have the right to look solely to said herein named Seller with respect to the obligations of Seller under this Agreement.

     11.7.   Disclosure of Certain Matters. Seller on the one hand, and Buyer on
             -----------------------------
the other hand, shall give Seller and Buyer, respectively, prompt notice of any material event or development that occurs that (a) had it existed or been known on the date hereof would have been required to be disclosed by such party under this Agreement, (b) would cause any of the representations and warranties of such party contained herein to be materially inaccurate or otherwise materially misleading, except as contemplated by the terms hereof or (c) gives any such party any reason to believe that any of the conditions set forth in Section 8 will not be satisfied prior to the Outside Date specified in Section 3.1 hereof.

     11.8.   Confidentiality. If the Transactions are not consummated, each
             ---------------
party shall treat all information obtained in its investigation of another party or any Affiliate thereof, and not otherwise known to them or already in the public domain, as confidential and shall return to such other party or Affiliate all copies made by it or its representatives of confidential information provided by such other party or Affiliate.

     11.9.   Best Efforts.  Each party will use its best efforts (excluding the
             ------------
institution of litigation) to cause all conditions to its obligations hereunder to be timely satisfied and to perform and fulfill all obligations on its part to be performed and fulfilled under this Agreement to the end that the Transactions shall be effected substantially in accordance with the terms of this Agreement as soon as reasonably practicable. In addition, each party will use reasonable efforts to ensure that its representations and warranties remain true and correct in all respects as of the Closing Date.

12.  MISCELLANEOUS.
     -------------

     12.1.   Bulk Transfer Laws. Buyer hereby waives compliance by Seller with
             ------------------
any applicable bulk transfer laws, including, without limitation, the bulk transfer provisions of the Uniform Commercial Code of any state, or any similar statute, with respect to the transaction contemplated by this Agreement; provided, however, that the Seller hereby indemnifies the Buyer against any Losses that Buyer may incur that it would not have incurred if the Seller had complied with any such bulk sales law.

     12.2.   Expenses. Whether or not the Transactions are consummated, neither
             --------
of the parties hereto shall have any obligation to pay any of the fees and expenses of the other party incident to the negotiation, preparation and execution of the Transaction Documents, or the closing of the Transactions, including, but not limited to, the fees and expenses of legal counsel, accountants, investment bankers, consultants and other experts; provided,
                                                                --------
however, that Buyer will contribute on the Closing Date up to 50% of Jay Osman's
-------
fee in connection with the Transactions, up to a maximum contribution of $100,000.

     12.3.   Waivers. Either party may, by written notice to the other party,
             -------
(a) extend the time for the performance of any of the obligations or other actions of the other party under this Agreement; (b) waive any inaccuracies in the representations or warranties of the other party contained in this Agreement or in any certificates delivered pursuant to this Agreement; (c) waive compliance with any of the conditions or covenants of the other contained in this Agreement; or (d) waive performance of any of the obligations of the other under this Agreement. With regard to any power, remedy or right provided herein or otherwise available to any party hereunder, (i) no waiver or extension of time will be effective unless expressly contained in a writing signed by the waiving party, and (ii) no alteration, modification or impairment will be implied by reason of any previous waiver, extension of time, or delay or omission in exercise of rights or other indulgence.

     12.4.   Amendments, Supplements.  This Agreement may be amended or
             -----------------------
supplemented at any time by the mutual written consent of the parties.

     12.5.   Entire Agreement.  This Agreement, the documents incorporated by
             ----------------
reference and the Transaction Documents, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof. No representation, warranty, promise, inducement or statement of intention has been made by either party that is not embodied in this Agreement or the Transaction Documents and neither party shall be bound by, or be liable for, any alleged representation, warranty, promise, inducement or statement of intention not embodied herein or therein.

     12.6.   Binding Effect, Benefits. This Agreement shall inure to the benefit
             ------------------------
of and be binding upon the parties hereto and their respective permitted successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective permitted successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     12.7.   Assignability. Neither this Agreement nor any of the parties'
             -------------
rights hereunder shall be assignable by either party without the prior written consent of the other party, which consent shall be within such party's sole discretion.

     12.8.   Notices. All notices under this Agreement shall be in writing and
             -------
shall be delivered by personal service or telegram, telecopy or certified mail (if such service is not available, then by first class mail), postage prepaid, or overnight courier to such address as may be designated from time to time by the relevant party, and which will initially be as set forth below. All notices shall be deemed given when received. No objection may be made to the manner of delivery of any notice actually received in writing by an authorized agent of a party. Notices shall be addressed as follows or to such other address as the party to whom the same is directed will have specified in conformity with the foregoing:

     (a)      If to Buyer:

              c/o Penn National Gaming, Inc.
              825 Berkshire
              Boulevard
              Wyomissing, PA 19610
              Attn:  Joseph A. Lashinger Jr., Esq
              Tel: 610-373-2400
              Fax: 610-373-4966

              With duplicate notice to:

              Morgan, Lewis & Bockius LLP
              1701 Market Street
              Philadelphia, PA
              Tel:  215-963-5000
              Fax:  215-963-5299
              Attn: Stephen M. Goodman, Esq.

     (b)     If to Seller:

             Hollywood Park, Inc.
             4400 MacArthur Boulevard, Suite 380
             Newport Beach, CA 92660
             Attention: G. Michael Finnigan
                        Loren Ostrow
             Tel: (949) 752-4840
             Fax: (949) 752-4844

             With duplicate notice to:

             Irell & Manella LLP
             1800 Avenue of the Stars, Suite 900
             Los Angeles, California  90067-4276
             Attn: Sandra G. Kanengiser, Esq.
             Tel:  (310) 277-1010
             Fax:  (310) 203-7199

     12.9.   Governing Law; Jurisdiction. This Agreement has been negotiated and
             ---------------------------
entered into in the Commonwealth of Pennsylvania, and all questions with respect to the Agreement and the rights and liabilities of the parties will be governed by the laws of that state, regardless of the choice of laws provisions of Pennsylvania or any other jurisdiction. Any and all disputes between the parties which may arise pursuant to this Agreement will be heard, exclusively in the federal district court for the Eastern District of Pennsylvania or state courts of the Commonwealth of Pennsylvania.

     12.10.  Attorneys' Fees. As to any litigation or arbitration (including any
             ---------------
proceedings in a bankruptcy court) between the parties hereto or their representatives concerning any provision of this Agreement or the rights and duties of any person or entity hereunder, solely as between the parties hereto or their successors, each party shall bear its own attorneys' fees and expenses.

     12.11.  Equitable Remedies. Seller and Buyer acknowledge that the remedy at
             ------------------
law for any breach, or threatened breach, of their respective covenants to consummate the Transactions will be inadequate and, accordingly, each covenants and agrees that, with respect to any such breach or threatened breach, the other will, in addition to any other rights or remedies that it may have and regardless of whether such other rights or remedies have been previously exercised, be entitled to such injunctive relief as may be available from any appropriate court referred to in Section 12.9, but to no other equitable relief. Notwithstanding the foregoing sentence, any monetary damages which are all or a portion of any equitable relief granted hereunder shall be subject to the limitations set forth in Section 9.

     12.12.  Representations and Warranties.  Notwithstanding anything in this
             ------------------------------
Agreement to the contrary, the disclosure of any information on any schedule to this

Agreement shall be deemed to constitute the disclosure of such information on all other schedules to this Agreement applicable to such information.

     12.13.  Rules of Construction.
             ---------------------

             12.13.1.   Headings. The section headings in this Agreement are
                        --------
inserted only as a matter of convenience, and in no way define, limit, or extend or interpret the scope of this Agreement or of any particular section.

             12.13.2.   Tense and Case. Throughout this Agreement, as the
                        --------------
context may require, references to any word used in one tense or case shall include all other appropriate tenses or cases.

             12.13.3.   Severability. The validity, legality or enforceability
                        ------------
of the remainder of this Agreement will not be affected even if one or more of the provisions of this Agreement will be held to be invalid, illegal or unenforceable in any respect.

             12.13.4.   Knowledge. Whenever a representation or warranty is
                        ---------
stated to based on the knowledge of Seller, such phrase refers to whether any of the following representatives of Seller has actual knowledge (without any duty to investigate or inquire) of the matters involved: G. Michael Finnigan, Paul Alanis, Bruce Hinckley, Robert Callaway, Marlin Torguson, Cliff Kortman, Donna Negrotto, Ken Shultz, Wayne Yarborough and Todd Raziano.

             12.13.5.   Agreement Negotiated. The parties hereto are
                        --------------------
sophisticated and have been represented by lawyers throughout the Transactions who have carefully negotiated the provisions hereof. As a consequence, the parties do not believe the presumption of California Civil Code Section 1654 and similar laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied in this case and therefore waive its effects.

     12.14.  Risk of Loss. The risk of any loss, damage, impairment,
             ------------
confiscation or condemnation of the Purchased Assets, or any part thereof (an "Asset Loss"), shall be upon the Seller at all times prior to the Closing. In the event of any such Asset Loss, the proceeds of, or any claim for any loss payable under, Seller's insurance policies, or any judgment or award with respect thereto shall be payable to Seller, as the case may be. Thereafter, and subject to the next sentence, Seller shall either (i) repair, replace (with comparable used equipment) or restore any Purchased Asset as soon as possible after the Asset Loss or (ii) if insurance proceeds are sufficient to repair, replace or restore the Purchased Asset, pay such proceeds to Buyer (it being understood that the cost for comparable used replacement equipment ("Replacement Cost") shall be "sufficient"). If Seller fails to either repair, replace or restore any Purchased Asset or pay over the Replacement Cost for any Asset Loss and the amount of any uncured Asset Loss exceeds $3,000,000, Buyer may terminate this Agreement without any liability on the part of either Buyer or Seller, except as otherwise provided herein.

     12.15.  Counterparts. This Agreement may be executed either originally
             ------------
or by facsimile in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, this Asset Purchase Agreement has been duly executed and delivered by the duly authorized signatories of the parties hereto as of the date first above written.

                                        "BUYER"

                                        BSL, INC.,
                                        a Mississippi corporation

                                        By: /s/ Robert S. Ippolito
                                           ------------------------------------
                                        Robert S. Ippolito
                                        Secretary / Treasurer


                                        "SELLER"

                                        CASINO MAGIC CORP.,
                                        a Minnesota corporation


                                        By: /s/ G. Michael Finnigan
                                           ------------------------------------
                                        G. Michael Finnigan
                                        Authorized Signatory

                                   EXHIBIT A
                                   ---------
                                  Bill of Sale

     This BILL OF SALE ("Bill of Sale") is made this ____ day of
___________, 1999 by and among Casino Magic Corp., a Minnesota corporation ("Seller"), and BSL, Inc., a Mississippi corporation ("Buyer").

                                    RECITALS

     A. Buyer and Seller entered into that certain Asset Purchase Agreement, dated as of December __, 1999 (the "Agreement"), which provides, on the terms and conditions set forth therein, for the sale by Seller and purchase by Buyer of certain assets of Seller as set forth in the Agreement. Capitalized terms used herein without definition shall have the meanings ascribed to them in the Agreement.

     B. The assets being sold by Seller and purchased by Buyer include, but are not limited to, Seller's tangible and intangible personal property (the "Purchased Assets") as set forth in the Agreement.

     C. Buyer desires to obtain all right, title and interest in and to any and all of the Purchased Assets.

     D. This Bill of Sale is being executed and delivered in order to effect the sale of the Purchased Assets to Buyer, as provided in the Agreement.

     NOW THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller agrees as follows:

     1. Assignment. Seller hereby sells, grants, conveys, bargains, transfers, assigns and delivers to Buyer, and to Buyer's successors and assigns, all of Seller's right, title and interest, legal and equitable, throughout the world, in and to the Purchased Assets, to have and to hold the same forever. This is a transfer and conveyance by Seller to Buyer of good and marketable title to the Purchased Assets, free and clear of all encumbrances except as provided in the Agreement or on the Schedules thereto. Subject to the conditions and limitations contained in the Agreement, Seller hereby covenants and agrees to warrant and defend title to the Purchased Assets against any and all claims whatsoever to the extent represented and warranted to in the Agreement.

     2. Assumption. Buyer, in consideration of the assignment, hereby assumes and undertakes to discharge, as appropriate in accordance with their terms, all of the Assumed Liabilities except as otherwise set forth in the Agreement. Except as provided for in this Paragraph 2, Buyer is not hereby assuming, and the Buyer shall not assume or otherwise be obligated to pay, perform, satisfy or discharge, any liabilities or obligations of Seller or the Business.

     3. Further Assurances. Seller agrees that it will, at Buyer's request at any time and from time to time after the date hereof and without further consideration, do, execute, acknowledge and deliver or will cause to be done,executed, acknowledged and delivered all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and other instruments and assurances as may be considered by Buyer, its successors and assigns, to be necessary or proper to better effect the sale, conveyance, transfer, assignment, assurance, confirmation and delivery of ownership of the Purchased Assets to Buyer, or to aid and assist in collecting and reducing to the possession of Buyer, any and all Purchased Assets.

     4. Amendment or Termination; Successors and Assigns. This Bill of Sale may not be amended or terminated except by a written instrument duly signed by each of the parties hereto. This Bill of Sale shall inure to the benefit of, and be binding upon, each of the parties hereto and their respective successors and assigns.

     5. No Third Parties. Nothing in this Bill of Sale, expressed or implied, is intended or shall be construed to confer upon or give to any person, firm or corporation other than Buyer and Seller, their successors and assigns, any remedy or claim under or by reason of this instrument or any term, covenant or condition hereof, and all of the terms, covenants, conditions, promises and agreements contained in this instrument shall be for the sole and exclusive benefit of the Buyer and Seller, their successors and assigns.

     6. Construction. This Bill of Sale, being further documentation of a portion of the conveyances, transfers and assignments provided for in and by the Agreement, neither supersedes, amends, or modifies any of the terms or provisions of the Agreement nor does it expand upon or limit the rights, obligations or warranties of the parties under the Agreement. In the event of a conflict or ambiguity between the provisions of this Bill of Sale and the Agreement, the provisions of the Agreement will be controlling.

     7. Governing Law. The rights and obligations of the parties under this Bill of Sale will be construed under and governed by the internal laws of the Commonwealth of Pennsylvania (regardless of its or any other jurisdiction's conflict-of-law provisions).

     8. Counterparts. This Bill of Sale may be executed in one or more counterparts and by facsimile, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have executed this Bill of Sale as of the date first written above.


CASINO MAGIC CORP.,                     BSL, INC.,
a Minnesota corporation                 a Mississippi corporation


By:   _____________________________     By:   ______________________________
      _____________________________           ______________________________
Its:  _____________________________     Its:  ______________________________

                                   EXHIBIT C
                                   ---------
                               License Agreement

     This LICENSE AGREEMENT ("Agreement") is made and entered into this ____ day of ________, 2000, by and between CASINO MAGIC CORP., a Minnesota corporation ("Licensor"), and BSL, INC., a Mississippi corporation ("Licensee"), with reference to the following facts:

     A. Pursuant to that certain Asset Purchase Agreement between Licensor and Licensee, dated as of _____________ ____, 2000 (the "Asset Purchase Agreement"), Licensor has agreed to sell to Licensee certain real and personal property, tangible and intangible, used by Licensor in the operation of the Casino Magic casino located at 711 Casino Magic Drive, Bay St. Louis, Mississippi 39520 (the "Casino").

     B. In connection with such sale, Licensee desires to obtain and Licensor wishes to grant to Licensee a nonexclusive license to use the Marks (as defined herein) and certain Additional Marks (as defined herein) at the Casino Location in connection with Casino Operations (as defined herein) with all Ancillary Goods and Services (as defined herein).

     NOW, THEREFORE, in consideration of the foregoing and of the mutual promises set forth herein, the parties hereby agree as follows:

1.   Definitions.  As used in this Agreement, the following terms, whether in
     -----------
singular or plural form, shall have the following meanings. Any capitalized terms used in this Agreement, but not defined in this Section 1, shall have the meanings ascribed to them elsewhere in this Agreement or in the Asset Purchase Agreement, as applicable.

     1.1 "Additional Marks" means any common-law or other mark(s) (whether or not registered in any manner), if any, used by Licensor in the business operations of the Casino at the Casino Location.

     1.2 "Ancillary Goods and Services" shall mean all goods and services related to the Casino Operations or the enhancement or promotion thereof, including, without limitation, the provision of guest services to Casino patrons and potential patrons and all merchandising efforts, such as the sale of branded clothing, jewelry, playing cards, dice, drinking glasses, toys and souvenirs, provided that such merchandise is either (a) offered for sale only at the Casino Location, or (b) provided for free or at a substantial discount in connection with the promotion of the business of the Casino.

     1.3 "Casino Location" means the Casino's location at 711 Casino Magic Drive, Bay St. Louis, Mississippi 39520, or such other address as may later be assigned to the parcel of real property located at the foregoing address as of the Closing Date.

     1.4 "Casino Operations" shall mean the ownership and operation of the Casino, including, without limitation, the marketing, sale, distribution and provision of all of the goods and services customarily attendant to the operation of a full-service Mississippi casino. For the avoidance of doubt, "Casino Operations" include, among other things, casino and gaming services, as well as hotel, restaurant, bar, nightclub, cashier and gift shop services if offered at the Casino.

     1.5 "Control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and operating policies of an entity through direct or indirect ownership in the aggregate of more than fifty percent (50%) of the voting and/or equity securities of such entity.

     1.6   "Marks" shall means the marks identified on Attachment A.
                                                       ------------

     1.7   "Offensive Proceedings" shall have the meaning ascribed to it in
Section 6.

2.   Grant of Licenses.
     -----------------

     2.1   Casino Operations. Subject to the terms and conditions set forth this
           -----------------
in Agreement, Licensor hereby grants to Licensee a nonexclusive, royalty-free, perpetual license to use each of the Marks and the Additional Marks solely as immediately followed by, or separated solely by a hyphen from, the location name, "Bay St. Louis," in connection with Casino Operations at the Casino Location. Notwithstanding any provision to the contrary contained in this Agreement, Licensee shall have the right to use the logos associated with the Marks and/or the Additional Marks that are set forth on Schedule A, as such logos currently are being used in the Casino Operations, and, at Licensee's request, Licensor shall provide Licensee with camera-ready copies of each such logo.

     2.2   Ancillary Uses. Subject to the terms and conditions set forth in this
           --------------
Agreement, Licensor hereby grants to Licensee a nonexclusive, royalty-free, perpetual license to use the Marks and the Additional Marks upon and in connection with Ancillary Goods and Services offered for sale or otherwise provided in connection with the Casino Location.

     2.3   Right to Sublicense. Licensee may sublicense the rights granted
           -------------------
herein to third parties in connection with the ordinary course of Casino Operations, providing Ancillary Goods and Services, or advertising, marketing, merchandising and promoting the business of the Casino, including, by way of example, but not of limitation, the right to use the Marks and the Additional Marks in the manufacture of merchandise to be sold at the Casino. Notwithstanding any provision to the contrary set forth in this Agreement, (i) all sublicenses granted under this Agreement by Licensee shall be granted in an enforceable written agreement, of which Licensor is a third-party beneficiary, that contains terms and conditions at least as restrictive as all of the terms and conditions set forth in this Agreement, and (ii) promptly following the execution of any such sublicense, Licensee shall notify Licensor and provide Licensor with a copy of the same.

     2.4   Domain Name. Subject to the terms and conditions set forth in this
           -----------
Agreement, Licensor hereby grants to Licensee a royalty-free, perpetual license to use the Mark "CASINO MAGIC" in the uniform resource locators (or "URLs") "www.casinomagicbaystlouis.com" "www.casinomagic-baystlouis.com,"
"www.casinomagicbaystlouis.net," "www.casinomagic-baystlouis.net,"
"www.casinomagicbaystlouis.org," and "www.casinomagic-baystlouis.org," or such other URL as Licensor may approve in writing prior to its use. Notwithstanding any provision to the contrary set forth in this Agreement, Licensor shall retain any and all rights to use the

Mark "CASINO MAGIC" in connection with any URL other than those set forth in the previous sentence.

     2.5   Existing Obligations. Notwithstanding anything to the contrary in
           --------------------
this Section 2 or elsewhere in this Agreement, all rights granted to Licensee in this Agreement shall be subject to the terms and conditions of any and all existing licenses and other obligations related to the Marks and the Additional Marks as of the Closing Date. Such existing licenses and obligations include, but are not limited to, those listed and attached hereto as Attachment B.

3.   Rights Retained.  Subject to the other terms and conditions of this
     ---------------
Agreement, as between Licensor and Licensee, Licensor is, except at the Casino Site, and except as immediately followed by, or separated solely by a hyphen from, the location name, "Bay St. Louis," free to use and license the Marks and the Additional Marks in its sole discretion, and Licensee shall not use, or permit any sublicensee to use, either the Marks or the Additional Marks other than in accordance with this Agreement.

4.   Licensee's Acknowledgments; Reservation of Rights.  Licensee acknowledges
     -------------------------------------------------
and agrees that (i) the Marks, the Additional Marks and all goodwill associated therewith are and shall remain the sole property of Licensor, (ii) nothing in this Agreement shall convey to Licensee any right of ownership in the Marks or the Additional Marks, (iii) Licensee shall not in any manner take any action, and shall ensure that none of its permitted sublicensees take any action, that disparages or would impair the value of, or goodwill associated with, the Marks or the Additional Marks, and (iv) all rights not expressly granted to Licensee are reserved to Licensor. Licensee acknowledges and agrees that all use of the Marks and the Additional Marks by Licensee shall inure to the benefit of Licensor.

5.   Quality Control.
     ---------------

     5.1   Quality Standard.  The parties acknowledge and agree that it is
           ----------------
necessary for Licensor to maintain uniform standards governing the quality of goods and services offered under its trademarks. Accordingly, Licensee agrees that the goods and services it offers under the Marks and the Additional Marks shall have a standard quality equivalent to the quality of comparable goods and services offered by Licensor as of the Closing Date, subject to reasonable variations resulting from business, legal and technical requirements.

     5.2   Inspection. Licensee shall, upon Licensor's reasonable request, and
           ----------
upon prior written notice of no fewer than ten (10) days, (i) make available for Licensor's inspection samples of all goods, marketing materials, packaging and any other materials bearing the Marks and/or the Additional Marks pursuant to the licenses granted herein, and (ii) permit Licensor to inspect Licensee's operation at mutually convenient times.

     5.3   Rejection. If at any time any of the goods or services sold, provided
           ---------
or marketed under the Marks and/or the Additional Marks do not meet the quality standard set forth in Section 5.1, as determined by Licensor in its reasonable discretion, Licensor shall have the right to require Licensee to discontinue the use of the Marks or the Additional Marks, as applicable, in connection with the sale or provision of such good(s) or service(s) upon written notice, unless modifications satisfactory to Licensor are made within thirty (30) days after Licensor's written notice of disapproval.

     5.4   Compliance with Laws.  Licensee shall comply with all applicable laws
           --------------------
and regulations and obtain all appropriate government approvals pertaining to the sale, distribution and advertising of the goods and services under the Marks and/or the Additional Marks.

6.   Infringement Proceedings. If Licensee becomes aware of any unauthorized
     ------------------------
use of the Marks or the Additional Marks by any third party, Licensee shall promptly notify Licensor. Licensor initially shall have the sole right and discretion to bring proceedings alleging infringement of the Marks or the Additional Marks, as applicable, passing off, trademark dilution, unfair competition and other claims related to the Marks or the Additional Marks against such third parties ("Offensive Proceedings") and to defend proceedings brought or threatened against Licensor or Licensee based on use of the Marks or the Additional Marks. Licensee shall, at Licensee's expense, take such steps as Licensor may reasonably request to assist Licensor in protecting Licensor's rights in the Marks or the Additional Marks, as applicable, and, at Licensor's request, shall pay one half (1/2) of the costs of such Offensive Proceedings. All money damages recovered from any such Offensive Proceeding shall be used, first, to cover all actual and direct expenses incurred by each party in connection with the Offensive Proceeding and, then, divided between Licensor and Licensee, on a pro rata basis, in accordance with Licensor's and Licensee's respective monetary contributions to conducting such Offensive Proceeding. In the event that Licensor notifies Licensee that Licensor elects not to prosecute an Offensive Proceeding, Licensee may, subject to Licensor's approval, bring such proceeding, with all expenses incurred in connection therewith to be borne by Licensee, provided that Licensor shall, at Licensor's expense, take such steps as Licensee may reasonably request to assist Licensee in protecting Licensee's rights in the Marks or the Additional Marks. All money damages recovered from any such Offensive Proceeding conducted by Licensee shall be used, first, to cover all actual and direct expenses incurred by each party in connection with the Offensive Proceeding; all remaining money damages recovered from any such Offensive Proceeding conducted by Licensee shall be for Licensee's account and retained by Licensee.

7.   Cooperation. Licensee agrees to provide Licensor with such reasonable
     -----------
assistance as Licensor may require in the procurement of any protection of Licensor's rights in and to the Marks and the Additional Marks. Licensee shall cause to appear on all written materials on or in connection with which the Marks or the Additional Marks are used such proprietary notices as Licensor may reasonably request.

8.   Termination.
     -----------

     8.1 If Licensee breaches this Agreement, Licensor shall have the right to terminate this Agreement upon thirty (30) days' written notice, provided that Licensee fails to cure such breach during such thirty (30) day period.

     8.2 This Agreement shall automatically terminate without notice of any type if: (i) Licensee files a petition in bankruptcy, is adjudicated a bankrupt, a petition in bankruptcy is filed against Licensee, or Licensee becomes insolvent, (ii) Licensee makes an assignment for the benefit of its creditors or an arrangement pursuant to any bankruptcy law, or (iii) Licensee discontinues all of its business to which this Agreement relates or a receiver is appointed for it or its business. In the event this Agreement is so terminated, Licensee, its receivers, representatives, trustees, agents, administrators, successors, or assigns shall have no right to sell, exploit, or in any way deal with or in the Marks or the Additional Marks.

     8.3 Termination of this Agreement under the provisions of this Section 8 shall be without prejudice to any rights that Licensor may otherwise have against Licensee.

     8.4 Upon termination of this Agreement, Licensee agrees (i) to discontinue all use of the Marks, the Additional Marks, and any mark confusingly similar thereto, (ii) to cooperate with Licensor or its appointed agent, at Licensor's request, to apply to the appropriate authorities to cancel recordation of this Agreement with all applicable governmental authorities, (iii) to destroy or sell off all printed and other materials bearing the Marks and the Additional Marks, and (iv) to cooperate generally with Licensor to ensure that all rights in the Marks, the Additional Marks and the goodwill connected therewith shall remain the property of Licensor.

9.   Abandonment and Conveyance. If at any time Licensor determines, in its
     --------------------------
sole discretion, to cease all use of the Marks and/or the Additional Marks and the component terms thereof by any entity owned by or affiliated with Licensor (including parent entities, subsidiaries and entities under common control) and for any purpose whatsoever ("Abandonment"), Licensor shall inform Licensee in writing of such Abandonment of the Marks and/or the Additional Marks. For a period of two (2) years from the date of Licensor's written notice to Licensee of Licensor's Abandonment of the Marks and/or the Additional Marks, Licensee shall have the right to acquire from Licensor all of Licensor's right, title and interest in and to the Marks and/or the Additional Marks, by assignment and otherwise, for the sum of one dollar ($1.00).

10.  Representation and Warranty. Licensor represents and warrants that: (i)
     ---------------------------
to the knowledge of Licensor, the registrations and applications for registration of the Marks and the registrations and applications for registration of the Additional Marks, if any, are valid, subsisting and enforceable, and all necessary maintenance and renewal fees in connection with them have been filed with the United States Patent and Trademark Office for the purpose of maintaining the registrations and applications for registrations of such Marks and (provided that any registrations and applications for registration have been made) such Additional Marks; (ii) to the knowledge of Licensor, Licensor owns or has the lawful right to use, and has the right to license the Marks and Additional Marks free and clear of all liens and encumbrances; (iii) no material claim by any third person contesting the validity, enforceability, use or ownership of any of the Marks or Additional Marks has been made, currently is outstanding or is threatened; and (iii) Licensor has not received any notices of any material infringement or misappropriation by, or conflict with, any third person with respect to any of the Marks or Additional Marks (including any demand or request that it license any rights from any third party).

11.  Miscellaneous.
     -------------

     11.1  Indemnification. Licensee hereby indemnifies and agrees to defend
           ---------------
and hold harmless forever Licensor and its agents, representatives, successors and assigns from and against any and all claims, demands, losses, costs, expenses and liabilities of any kind (including reasonable attorneys' fees) arising out of Licensee's exercise of the rights granted by Licensor hereunder. Licensor hereby indemnifies and agrees to defend and hold harmless forever Licensee and its agents, representatives, successors and assigns from and against any and all claims, demands, losses, costs, expenses and liabilities of any kind (including reasonable attorneys' fees) arising out of the breach of this Agreement by Licensor.

     11.2  No Joint Venture. Nothing contained herein shall be construed to
           ----------------
place the parties in the relationship of partners or joint venturers or principal and agent or employer and employee, and no party shall have the power to obligate or bind the other party in any manner whatsoever.

     11.3  Remedies. Licensee recognizes the unique and special nature and value
           --------
of the Marks and the Additional Marks and agrees that any use of the Marks or the Additional Marks contrary to the terms of this Agreement would result in damage to Licensor that is, in whole or in part, intangible, but that nonetheless is real and is incapable of complete remedy by an award of monetary damages. Accordingly, any such use of the Marks or the Additional Marks contrary to the terms of this Agreement shall give Licensor the right to equitable relief by way of temporary and permanent injunction, without the posting of any bond, and such other and further relief at law or equity as any arbitrator or court of competent jurisdiction may deem just and proper, in addition to any and all other remedies provided for herein.

     11.4  Waivers. Either party may, by written notice to the other party, (i)
           -------
extend the time for the performance of any of the obligations or other actions of the other party under this Agreement, (ii) waive compliance with any of the conditions or covenants of the other contained in this Agreement, or (iii) waive performance of any of the obligations of the other under this Agreement. With regard to any power, remedy or right provided herein or otherwise available to any party hereunder, (i) no waiver or extension of time shall be effective unless expressly contained in a writing signed by the waiving party, and (ii) no alteration, modification, or impairment shall be implied by reason of any previous waiver, extension of time, or delay or omission in exercise of rights or other indulgence.

     11.5  Amendments, Supplements.  This Agreement may be amended or
           -----------------------
supplemented at any time by the mutual written consent of the parties.

     11.6  Incorporation by Reference. Attachment A and Attachment B attached
           --------------------------
to this Agreement are hereby incorporated by reference into this Agreement and made a part hereof.

     11.7  Entire Agreement.  This Agreement and the documents incorporated by
           ----------------
reference constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter of this Agreement. No representation, warranty, promise, inducement or statement of intention has been made by either party that is not embodied in this Agreement or such other documents, and neither party shall be bound by, or be liable for, any alleged representation, warranty, promise, inducement or statement of intention not embodied herein or therein.

     11.8  Binding Effect, Benefits. This Agreement shall inure to the benefit
           ------------------------
of and be binding upon the parties hereto and their respective permitted successors, sublicensees and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto and their respective permitted successors, sublicensees and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     11.9  Assignability. Licensor may freely assign this Agreement. Licensee
           -------------
may not assign this Agreement or its rights hereunder without the prior written consent of Licensor, which consent Licensor may grant or deny in its sole discretion, except that Licensee may, without the consent of Licensor, assign this Agreement (i) to any entity that Controls, is Controlled by, or is under common Control with Licensee, or (ii) in the event of a sale or other transfer of all or substantially all the relevant assets or equity (whether by sale of assets or stock or by merger or other reorganization) of Licensee.

     11.10 Notices. All notices under this Agreement shall be in writing and
           -------
shall be delivered by personal service or telegram, telecopy, certified mail (if such service is not available, then by first class mail), postage prepaid, or overnight courier to such address as may be designated from time to time by the relevant party, and which will initially be as set forth below. All notices shall be deemed given when received. No objection may be made to the manner of delivery of any notice actually received in writing by an authorized agent of a party. Notices shall be addressed as follows or to such other address as the party to whom the same is directed will have specified in conformity with the foregoing:

                 If to Licensor:

                          G. Michael Finnigan
                          Loren Ostrow
                          4400 MacArthur Park Blvd., Suite 380
                          Newport Beach, CA 92660
                          Telephone:  (949) 752-4840
                          Facsimile:  (949) 752-4844

                 With a duplicate notice to:

                          Irell & Manella LLP
                          1800 Avenue of the Stars, Suite 900
                          Los Angeles, California 90067-4276
                          Attention:  Sandra G. Kanengiser, Esq.
                          Telephone:  (310) 277-1010
                          Facsimile:  (310) 203-7199

                 If to Licensee:

                          BSL, Inc.
                          825 Berkshire Boulevard
                          Wyomissing, PA 19610
                          Attention: Joseph A. Lashinger, Jr., Esq.
                          Telephone:  610-373-2400
                          Facsimile:  610-373-4966

                 With a duplicate notice to:

                          Morgan, Lewis & Bockius LLP
                          1701 Market Street
                          Philadelphia, PA
                          Tel:  215-963-5000
                          Fax:  215-963-5299
                          Attn: Stephen M. Goodman, Esq.

     11.11  Governing Law; Jurisdiction. This Agreement has been negotiated and
            ---------------------------
entered into in the State of California, and all questions with respect to the Agreement and the rights and liabilities of the parties hereunder will be governed by the laws of that state, regardless of the choice of laws provisions of California or any other jurisdiction. Any and all disputes between the parties that may arise pursuant to this Agreement will be heard and determined before an appropriate federal or state court located in Los Angeles, California. The parties hereto acknowledge that such courts have the jurisdiction to interpret and enforce the provisions of this Agreement and the parties waive any and all objections that they may have as to jurisdiction or venue in any of the above courts.

     11.12  Costs and Attorneys' Fees. In any dispute between the parties
            -------------------------
concerning any provision of this Agreement or the rights and duties of any person under it, the party prevailing in any such dispute will be entitled, in addition to such other relief as may be granted, to the reasonable attorneys' fees and court and arbitration costs incurred by reason of such arbitration or litigation of such dispute. For purposes of this Section 11.12, the prevailing party is the party that most closely obtains the relief it sought, whether or not the suit or other legal proceeding is settled or carried out to its conclusion.

     11.13  Rules of Construction.
            ---------------------

            11.13.1   Headings. The section headings in this Agreement are
                      --------
inserted only as a matter of convenience, and in no way define, limit, extend or interpret the scope of this Agreement or of any particular section.

            11.13.2   Tense and Case. Throughout this Agreement, as the context
                      --------------
may require, references to any word used in one tense or case shall include all other appropriate tenses or cases.

            11.13.3   Severability. If any term or provision of this Agreement
                      ------------
or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable (other than provisions going to the essence of this Agreement), the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each such term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

            11.13.4   Agreement Negotiated. The parties hereto are
                      --------------------
sophisticated and have been represented by lawyers who have carefully negotiated the provisions of this Agreement. As a consequence, the parties do not believe the presumption of California Civil Code Section 1654 and similar laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied in this case and therefore waive its effects.

     11.14  Counterparts. This Agreement may be executed in two or more
            ------------
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     11.15  Survival. The rights and obligations contained in the following
            --------
Sections shall survive termination or expiration of this Agreement for any reason: Sections 4, 8.4, 11.1 and such provisions of Section 1 and this Section 11 hereof as are necessary to give meaning and effect to the foregoing.

12.  Limitation on Licensor's Participation. Notwithstanding any other
     --------------------------------------
provision in this Agreement, Licensor shall not have the right to in any way participate, and shall not in any way participate, in the operation or ownership of Licensee's gambling establishment or operation. Pursuant to this Section 12, Licensor shall expressly state, in any document which transfers, assigns or conveys any of its rights, title or interest to this Agreement, that no assignee or transferee shall have the right to participate, or shall participate, in the ownership or operation of Licensee's gambling establishment or operation.

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the parties hereto as of the date first above written.

LICENSOR:                                  CASINO MAGIC, CORP.


                                           By:_________________________________

                                           Its:________________________________


LICENSEE:                                  BSL, INC.


                                           By:_________________________________

                                           Its:________________________________

                                 ATTACHMENT A
                                 ------------
                                     Marks

1. Registered Service Marks Owned by Casino Magic Corp. and Used in Connection with the Operation of Casino Magic - Bay St. Louis
         ----------------------------------------------------------------

         A.    Service Mark (U.S.):  CASINO MAGIC

               1.    U.S. Patent and Trademark Office Reg. No.:  1,782,242
               2.    Date of Registration:  July 13, 1993
               3.    Services:  Entertainment services in the nature of casinos.

         B.    Service Mark (U.S.):  A CUT ABOVE

               1.    U.S. Patent and Trademark Office Reg. No.:  1,840,960
               2.    Date of Registration:  June 21, 1994
               3.    Services:  Entertainment services in the nature of casinos.

         C.    Service Mark (U.S.):  CASINO MAGIC GETAWAYS

               1.    U.S. Patent and Trademark Office Reg. No.:  1,978,158
               2.    Date of Registration:  June 4, 1996
               3.    Services: Public air charter services.

         D.    Service Mark (U.S.):  MAGIC MONEY

               1.    U.S. Patent and Trademark Office Reg. No.:  2,117,148
               2.    Date of Registration:  December 2, 1997
               3. Services: Entertainment services in the nature of casino services for members through which members accrue purchase points redeemable for prizes.

               Note: This mark was opposed and went through a full proceeding at the Trademark Trial and Appeal Board.

         E.    Service Mark (U.S.):  THE BRIDGES

               1.    U.S. Patent and Trademark Office Reg. No.:  2,121,569
               2.    Date of Registration:  December 16, 1997
               3.    Services:  Providing golf club services and facilities.

         F.    Service Mark (U.S.):  THE AMAZING RANDOLPH'S

               1.    U.S. Patent and Trademark office Reg. No.:  2,140,898
               2.    Registered:  March 3, 1998
               3.    Services:  Restaurant services.

         G.    Service Mark (U.S.):  ABRACADABRA'S

               1.    U.S. Patent and Trademark Office Reg. No.:  2,140,834
               2.    Registered:  March 3, 1998
               3.    Services:  Restaurant services.

         H.    Service Mark (U.S.):  NOTIONS AND POTIONS

               1.    U.S. Patent and Trademark Office Reg. No.:  2,258,752
               2.    Registered:  July 16, 1999
               3.    Services:  Gift shop services.

II.      Common Law Marks
         ----------------

Non-Registered Marks: Casino Magic Corp. also uses and claims common law rights
--------------------
to several other service marks which are not the subject of any federal registrations or applications. These marks include, but are not limited to, the mark CAMP MAGIC for services in the nature of recreational and day-care services undertaken at casinos.

III.     Logos
         -----

         (Attached)

                                  ATTACHMENT B
                                  ------------

                                    To Come

                                   EXHIBIT E
                                   ---------
                          Opinion of Seller's Counsel


                         __________________ ___, _____


     1. The Seller is a corporation validly existing and in good standing under the laws of the State of Minnesota and has all requisite corporate power and authority to carry on its business as now conducted. The Seller is duly qualified to transact business in the State of Mississippi.

     2. HPI is a corporation validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted.

     3. The execution, delivery and performance by the Seller of the Purchase Agreement, the License Agreement and any other agreements executed and delivered by the Seller pursuant to the Purchase Agreement (collectively, the "Transaction Documents") and the consummation by the Seller of the transactions contemplated thereby (the "Transactions") are within the Seller's corporate powers and have been duly authorized by all necessary action on the part of the Seller. The execution, delivery and performance by HPI of the HPI Guaranty are within HPI's corporate powers and have been duly authorized by all necessary action on the part of HPI. The Purchase Agreement and the other Transaction Documents to which the Seller is a party and the HPI Guaranty have been duly and validly executed by the Seller and HPI, respectively.

     4.   Based on and subject to the analysis and qualifications set forth in
Schedule I hereto, in any action or proceeding arising out of or relating to the
----------
HPI Guaranty or any Transaction Document which provides that it is to be governed by the laws of the Commonwealth of Pennsylvania (collectively, the "Pennsylvania Documents") in any court of the State of California or in any federal court sitting in California, such court should recognize and give effect to the governing law provision of such Pennsylvania Document wherein the parties thereto agree (to the extent set forth in such Pennsylvania Document) that such Pennsylvania Document shall be governed by the laws of the Commonwealth of Pennsylvania. However, if a court were to hold that the Transaction Documents and HPI Guaranty are governed by the laws of the State of California, each of the Transaction Documents (other than the Warranty Deed, the Assignment of Leases and the noncompetition provision of the Purchase Agreement, as to which such counsel need not express any opinion) and the HPI Guaranty would be, under the laws of the State of California, the legal, valid and binding obligation of the Seller or HPI, as the case may be, enforceable against the Seller or HPI, as applicable, in accordance with its terms, except as may be limited by the effect of bankruptcy, insolvency, reorganization, moratorium and other laws and court decisions or other legal or equitable principles relating to, limiting or affecting the enforcement of creditors' rights generally including, without limitation, preferences and fraudulent conveyances and distributions by a corporation to its stockholders, and subject to the discretion of any court of competent jurisdiction in awarding equitable remedies (regardless of whether considered in a proceeding in equity or at law), including, but not limited to, specific performance or injunctive relief.

     5. The acquisition by Buyer from Seller of the Purchased Assets and the assumption by Buyer of the Assumed Liabilities pursuant to the Purchase Agreement (i) do not contravene the provisions of the certificate of incorporation or bylaws of the Seller; and (ii) will not result in a breach or violation of or default, termination, forfeiture or lien under (or upon the failure to give notice or the lapse of time or both, result in a breach or violation of or default, termination, forfeiture or lien under) either (a) HPI's Indenture governing its 9.5% Senior Subordinated Notes due 2007 or the Indenture governing its 9.25% Senior Subordinated Notes due 2007, or (b) HPI's Amended and Restated Reducing Revolving Loan Agreement with Bank of America National Trust and Savings Association and the other bank lenders thereto.

     Such counsel need not express any opinion as to any laws other than the laws of the State of California, and, to the extent applicable, the laws of the United States of America and the General Corporation Law of the State of Delaware. Such counsel may note that each of certain Transaction Documents, including the Purchase Agreement, and the HPI Guaranty provides that it is to be governed by the laws of the Commonwealth of Pennsylvania and may state its understanding that Buyer is relying on the advice of its own counsel with respect to all matters of Pennsylvania law. Matters of Minnesota corporate law will be covered in an opinion of counsel by Minnesota counsel.

     [Customary exceptions and limitations to be included.]

                                  SCHEDULE I
                           (Choice of Law Analysis)

     With respect to the provisions contained in certain of the Transaction Documents, including the Purchase Agreement, and the HPI Guaranty (collectively, the "Pennsylvania Documents") that such Pennsylvania Documents shall be governed by the law of the Commonwealth of Pennsylvania, such counsel may note that the validity of a choice of law provision in a contract is a question of fact under California law and the validity of such contractual choice of law will be determined, in part, by the facts found by the court before which the validity of such clause is litigated. Mencor Enterprises, Inc. v. Hets Equities Corp.,
                              -----------------------------------------------
190 Cal. App. 3d 432 (1987). The California Supreme Court has held that California follows Section 187 of the Restatement (Second), Conflict of Laws, which "reflects a strong policy favoring enforcement" of contractual choice-of-law provisions. Nedlloyd Lines B.V. v. Superior Court, 3 Cal. 4th 459 (1992).
                 -------------------------------------
A number of California court decisions have held that where sophisticated parties to a contract have designated the laws of a specified state to govern a transaction, a California court will uphold such choice of law except where a fundamental policy of the State of California, the laws of which would govern absent the choice-of-law clause, is violated or where the state whose law is chosen has no substantial relationship with the transaction. See Nedlloyd,
                                                              --- --------
supra; Bos Material Handling, Inc. v. Crown Control Corp., 137 Cal. App. 3d 99
-----  --------------------------------------------------
(1982); Gamer v. Dupont Glore Forgan, Inc., 65 Cal. App. 3d 280 (1976); Frame v.
        ----------------------------------                              --------
Merrill, Lynch, Pierce, Fenner & Smith, Inc., 20 Cal. App. 3d 668 (1971); Ury v.
--------------------------------------------                              ------
Jewelers Acceptance Corp., 227 Cal. App. 2d 11 (1967).  But see, Ashland
-------------------------                               -------  -------
Chemical Company v. Provence, 129 Cal. App. 3d 790 (1982).  In such counsel's
----------------------------
view, the factors which should be considered by a California court which correctly applies the applicable California principles in determining the validity of the choice-of-law provisions in the Pennsylvania Documents include the domiciles of the Buyer and Seller, the degree of sophistication of the Buyer and Seller and their respective counsel and the venues of the negotiations relating to the Pennsylvania Documents. Based on the facts within such counsel's knowledge and the policy expressed in Nedlloyd, supra, while the
                                                --------  -----
outcome of a judicial determination on the issue is inherently uncertain for the reasons set forth above, in such counsel's opinion a California court to which the issue is properly presented and which correctly applies the applicable California principles should conclude that the express choice of Pennsylvania law as the governing law for the Pennsylvania Documents is enforceable as a matter of California choice-of-law rules. Such counsel may note, however, that even if a California court were to uphold the Pennsylvania choice of law for the Pennsylvania Documents, the court may not apply Pennsylvania law in construing or enforcing a particular provision of a Transaction Document, if to do so would violate a fundamental policy of the State of California. Such counsel need not express any opinion as to whether the enforcement of any particular provision of any of the Transaction Documents would violate a fundamental policy of the State of California. Such counsel is of the opinion that if a provision in the Transaction Documents were enforceable under both California and Pennsylvania law, a California court would enforce the provision.

                                   EXHIBIT F
                      Form of Opinion of Buyer's Counsel


1. The Buyer is a corporation validly existing and in good standing under the laws of the State of Mississippi and has all requisite corporate power and authority to carry on its business as now conducted.

2. The PNG is a corporation validly subsisting and in good standing under the laws of the Commonwealth of Pennsylvania and has all requisite corporate power and authority to carry on its business as now conducted.

3. The execution, delivery and performance by the Buyer of the Purchase Agreement, the License Agreement and any other agreements executed and delivered by the Buyer pursuant to the Purchase Agreement (collectively, the "Transaction Documents") and the consummation by the Buyer of the transactions contemplated thereby (the "Transactions") are within the Buyer's corporate powers and have been duly authorized by all necessary action on the part of the Buyer. The execution, delivery and performance by PNG of the PNG Guaranty are within PNG's corporate powers and have been duly authorized by all necessary corporate action on the part of PNG. The Purchase Agreement and the other Transaction Documents to which the Buyer is a party and the PNG Guaranty have been duly and validly executed by the Buyer and PNG, respectively.

4. In any action or proceeding arising out of or relating to the PNG Guaranty or any of Transaction Document that provides that it is to be governed by the laws of the Commonwealth of Pennsylvania (collectively, the "Pennsylvania Documents") in any court of the Commonwealth of Pennsylvania or in any federal court sitting in Pennsylvania, such court should recognize and give effect to the governing law provision of such Pennsylvania Document wherein the parties thereto agree (to the extent set forth in such Pennsylvania Document) that such Pennsylvania Document shall be governed by the laws of the Commonwealth of Pennsylvania. Under such laws, each of the Transaction Documents (other than the Warranty Deed and Assignment of Leases, as to which we express no opinion) and the PNG Guaranty constitutes the legal, valid and binding obligation of the Buyer or PNG, as the case may be, enforceable against the Buyer or PNG, as applicable, in accordance with its terms, except as may be limited by the effect of bankruptcy, insolvency, reorganization, moratorium and other laws and court decisions or other legal or equitable principles relating to, limiting or affecting the enforcement of creditor's rights generally including, without limitation, preferences and fraudulent conveyances and distributions by a corporation to its stockholders, and subject to the discretion of any court of competent jurisdiction in awarding equitable remedies (regardless of whether considered in a proceeding in equity or at law), including, but not limited to, specific performance or injunctive relief.

5. The acquisition by Buyer from Seller of the Purchased Assets and the assumption by Buyer of the Assumed Liabilities pursuant to the Purchase Agreement do not, except as set forth in the Purchase Agreement: (i) contravene the provisions of the certificate of incorporation or bylaws of the Buyer or (ii) result in a breach or violation of or default, termination, forfeiture or lien under [material indentures or credit facilities].

This opinion is limited to the laws of the Commonwealth of Pennsylvania and, to the extent applicable, the laws of the United States of America.

[Customary exceptions and limitations to be included].

                         First American Title Company
                                  Los Angeles
             520 North Central Avenue, Glendale, California 91203
                                (818) 242-5800

                           Escrow General Provisions


1.   Deposit of Funds & Disbursements

All funds shall be deposited in general escrow accounts in a federally insured financial institution (including those affiliated with Escrow Holder). All disbursements shall be made by Escrow Holder's check or by wire transfer unless otherwise instructed in writing.

2.   Disclosure of Possible Benefits to Escrow Holder

The parties acknowledge that as a result of Escrow Holder maintaining its general escrow accounts with the depositories, Escrow Holder may receive certain financial benefits such as an array of bank services, accommodations, loans or other business transactions from the depositories ("collateral benefits"). All collateral benefits shall accrue to the sole benefit of Escrow Holder and Escrow Holder shall have no obligation to account to the parties to this escrow for the value of any such collateral benefits.

3.   Prorations & Adjustments

The term "close of escrow" means the date on which documents are recorded. All prorations and/or adjustments shall be made to the close of escrow based on a 30-day month, unless otherwise instructed in writing.

4.   Recordation of Documents

Escrow Holder is authorized to record documents delivered through this escrow which are necessary or proper for the issuance of the requested title insurance policy(ies).

5.   Authorization to Furnish Copies

Escrow Holder may furnish copies of any and all documents to the lender(s), real estate broker(s), attorney(s) and/or accountant(s) involved in this transaction upon their request.

6.   Personal Property Taxes

No examination, UCC search, insurance as to personal property and/or the payment of personal property taxes is required unless otherwise instructed in writing.

7.   Cancellation of Escrow

Any party desiring to cancel this escrow shall deliver written notice of cancellation to Escrow Holder. Within a reasonable time after receipt of such notice, Escrow Holder shall send by regular mail to the address on the escrow instructions, one copy of said notice to the other party(ies). Unless written objection to cancellation is delivered to Escrow Holder by a party within 10 days after date of mailing, Escrow Holder is authorized at its option to comply with the notice and terminate the escrow. If a written objection is received by Escrow Holder, Escrow Holder is authorized at its option to hold all funds and documents in escrow (subject to the funds held fee) and to take no other action until otherwise directed by either the parties' mutual written instructions or a final order of a court of competent jurisdiction. If no action is taken on this escrow within 6 months after the closing date specified in the escrow instructions, Escrow Holder's obligations shall, at its option, terminate. Upon termination of this escrow, the parties shall pay all fees, charges and reimbursements due to Escrow Holder and all documents and funds held in escrow shall be returned to the parties depositing same.

8.   Conflicting Instructions & Disputes

If Escrow Holder becomes aware of any conflicting demands or claims concerning this escrow, Escrow Holder shall have the right to discontinue all further acts on Escrow Holder's part until the conflict is resolved to Escrow Holder's satisfaction. Escrow Holder has the right at its option to file an action in interpleader requiring the parties to litigate their claims/rights. If such an action is filed, the parties jointly and severally agree (a) to pay Escrow Holder's cancellation charges, costs (including the funds held fees) and reasonable attorney's fees, and (b) that Escrow Holder is fully released and discharged from all further obligations under the escrow. If an action is brought involving this escrow and/or Escrow Holder, the parties agree to indemnify and hold the Escrow Holder harmless against liabilities, damages and costs incurred by Escrow Holder (including reasonable attorney's fees and costs) except to the extent that such liabilities, damages and costs were caused by the gross negligence or willful misconduct of Escrow Holder.

9.   Usury

Escrow Holder is not to be concerned with usury as to any loans or encumbrances in this escrow and is hereby released of any responsibility and/or liability therefor.

10.  Amendments to Escrow Instructions

Any amendment to the escrow instructions must be in writing, executed by all parties and accepted by Escrow Holder. Escrow Holder may, at its sole option, elect to accept and act upon oral instructions from the parties. If requested by Escrow Holder the parties covenant to confirm said instructions in writing as soon as practicable. The escrow instructions as may be amended shall constitute the entire escrow agreement between the Escrow Holder and the parties hereto with respect to the subject matter of the escrow and shall supersede all prior agreements with respect thereto.

11.  Supplemental Real Property Taxes

Supplemental taxes may be assessed as a result of a change in ownership or completion of construction. Adjustments due either party based on a supplemental tax bill will be made by the parties outside of escrow and Escrow Holder is released of any liability in connection with same.

12.  Change of Ownership Forms

Buyer will provide a completed Preliminary Change of Ownership Report form ("PCOR"). If Buyer fails to provide the PCOR, Escrow shall close escrow and charge Buyer any additional fee incurred for recording the documents without the PCOR. Escrow Holder is released from any liability in connection with same.

13.  Insurance Policies

In all matters relating to insurance, Escrow Holder may assume that each policy is in force and that the necessary premium has been paid. Escrow Holder is not responsible for obtaining fire , hazard or liability insurance, unless Escrow Holder has received specific written instructions to obtain such insurance prior to close of escrow for the parties or their respective lenders.

14.  Facsimile Instructions

The parties agree to accept and instruct the Escrow Holder to rely upon facsimile transmitted documents as if they had original signatures. Within 72 hours of transmission, the party transmitting documents by facsimile shall deliver the originals of such documents to Escrow Holder. Escrow Holder may withhold documents and/or funds due to the party until such originals are delivered. Documents to be recorded MUST contain original signatures.

15.  Execution in Counterpart

The escrow instructions and any amendments may be executed in one or more counterparts, each of which shall be deemed an original, and all of which taken together shall constitute the same instruction.

16.  Tax Reporting, Withholding & Disclosure

The parties are advised to seek independent advice concerning the tax consequences of this transaction, including but not limited to, their withholding, reporting and disclosure obligations. Escrow Holder does not provide tax or legal advice and the parties agree to hold Escrow Holder harmless from any loss or damage that the parties may incur as a result of their failure to comply with federal and/or state tax laws.

WITHHOLDING OBLIGATIONS ARE THE EXCLUSIVE OBLIGATIONS OF THE PARTIES. ESCROW HOLDER IS NOT RESPONSIBLE TO PERFORM THESE OBLIGATIONS UNLESS ESCROW HOLDER AGREES IN WRITING.

17.  Taxpayer Identification Number Reporting

Federal law requires Escrow Holder to report Seller's social security number and/or tax identification number, forwarding address, and the gross sales price to the Internal Revenue Service ("IRS"). Escrow can not be closed nor any documents recorded until the information is provided and Seller certifies its accuracy to Escrow Holder.

18.  State & Federal Withholding & Reporting

A buyer may be required to withhold and deliver to the Franchise Tax Board an amount equal to 3.33% of the sales price of a California real property interest by either: 1) a seller who is an individual with either a last known street address outside of California or when the seller's disbursement instruction direct the proceeds to be sent to a financial intermediary of the seller; OR 2) a corporate seller which has no permanent place of business in California. The buyer may become subject to a penalty in an amount equal to the greater of 10% of the amount required or $500. However, the buyer is not required to withhold any amount and will not be subject to penalty for failure to withhold if: a) the sales price of the California real property interest does not exceed $100,000;
b) the seller executes a written certificate, under the penalty of perjury, certifying that the seller is a resident of California, or if a corporation, has a permanent place of business in California; OR c) the seller, who is an individual, executes a written certificate, under the penalty of perjury, that the California real property being conveyed is the seller's principal residence. The California Franchise Tax Board may grant reduced withholding or waivers. To obtain additional information regarding California withholding, contact the Franchise Tax Board, Withhold at Source Unit, P.O. Box 651, Sacramento, CA 95812-0651 (619/845-4900). Certain federal reporting and withholding requirements exist for real estate transactions where the seller (transferor) is a non-resident alien, a non-domestic corporation or partnership, a domestic corporation or partnership controlled by non-residents or non-resident corporations or partnerships.

19.  Taxpayer Identification Disclosure

Parties to a residential real estate transaction involving seller-provided financing are required to furnish, disclose, and include taxpayer identification numbers in their tax returns. Escrow Holder is not obligated to transmit the taxpayer identification numbers to the IRS or to the parties. Escrow Holder is authorized to release any party's taxpayer identification numbers to any other party upon receipt of written request. The parties hereto waive all rights of confidentiality regarding their respective taxpayer identification numbers and agree to hold Escrow Holder harmless against any fees, costs, or judgments incurred and/or awarded because of the release of taxpayer identification numbers.

                                      -2-